Exhibit (a)(1)(i)

Offer to Purchase for Cash

Common Stock

of

FROZEN FOOD EXPRESS INDUSTRIES, INC.

at

$2.10 Net Per Share

by

DUFF BROTHERS CAPITAL CORPORATION

Owned by: the Thomas Milton Duff Amended and Restated Trust Agreement and

the James Ernest Duff Amended and Restated Trust Agreement

and controlled by Thomas Milton Duff and James Ernest Duff

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON

FRIDAY, AUGUST 16, 2013, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of July 12, 2013 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Duff Brothers Capital Corporation, a Texas corporation (“Purchaser”), Duff Brothers Subsidiary, Inc., a Texas corporation (the “Merger Sub”), and Frozen Food Express Industries, Inc., a Texas corporation (“FFE”).  Purchaser is owned by the Thomas Milton Duff Amended and Restated Trust Agreement and the James Ernest Duff Amended and Restated Trust Agreement and Merger Sub is a wholly-owned subsidiary of Purchaser.  Purchaser is offering to purchase all of the shares of common stock (including FFE restricted shares subject to vesting conditions [“FFE Restricted Shares”]) not already owned by its control persons, $1.50 par value per share (the “Shares”), of FFE that are issued and outstanding, at a price of $2.10 per Share, net to the sellers in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Disclosure Document”), and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Merger Sub will merge with and into FFE (the “Merger”), with FFE continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Purchaser.  At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by any shareholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights” and shares then owned by Purchaser, Merger Sub, FFE or any of their affiliates) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes.  Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF FFE UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the board of directors of FFE (the “FFE Board”) has unanimously (1) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of FFE and its shareholders, (2) approved the Merger Agreement and all of the transactions contemplated by the Merger Agreement, and (3) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, vote in favor of the approval of the Merger Agreement.

The Offer is not subject to any financing condition. The Offer is conditioned upon there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to midnight, Eastern time, on

Friday, August 16, 2013 (the “Expiration Time,” unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended, will expire), that number of Shares (including, for this purpose, unvested FFE Restricted Shares) that when added to the Shares then beneficially owned by Purchaser and its subsidiaries would represent one Share more than sixty-six and two-thirds percent (66 2/3%) of the total number of then-outstanding Shares, as well as other conditions. See Section 15 — “Conditions to the Offer.”

A summary of the principal terms of the Offer appears on pages 1 through 10. You should read this Disclosure Document and the Letter of Transmittal in their entirety carefully before deciding whether to tender your Shares into the Offer.

DATE OF OFFER COMMENCEMENT: July 22, 2013

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Time, (i) complete and execute the Letter of Transmittal for Shares that is enclosed with this Disclosure Document in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal for Shares together with the certificates representing your Shares and any other required documents to Registrar and Transfer Company, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer of Shares,” or (iii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.  If you are tendering FFE Restricted Shares, please follow the instructions for tendering shares as a record holder but note the restricted nature of the uncertificated shares in place of the certificate number.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

*****

Eagle Rock Proxy Advisors, LLC, the information agent for the Offer, may be contacted at the address and telephone numbers set forth on the back cover of this Disclosure Document for questions and/or requests for additional copies of this Disclosure Document, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Disclosure Document and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

INTRODUCTION		10

THE TENDER OFFER		12

1.	Terms of the Offer	12

2.	Acceptance for Payment and Payment for Shares	14

3.	Procedures for Accepting the Offer and Tendering Shares	15

4.	Withdrawal Rights	18

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger	19

6.	Price Range of Shares; Dividends	21

7.	Certain Information Concerning FFE	22

8.	Certain Information Concerning Purchaser, Merger Sub and its Control Persons	22

9.	Source and Amount of Funds	24

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with FFE	24

11.	The Merger Agreement; Other Agreements	28

12.	Purpose of the Offer; Plans for FFE	47

13.	Certain Effects of the Offer	49

14.	Dividends and Distributions	50

15.	Conditions to the Offer	50

16.	Adjustments to Prevent Dilution	52

17.	Certain Legal Matters; Regulatory Approvals	52

18.	Fees and Expenses	55

19.	Miscellaneous	55

ANNEX A		56

SUMMARY TERM SHEET

Securities Sought:

All of the shares of common stock (including FFE restricted shares subject to vesting conditions [“FFE Restricted Shares”]) not already owned by Purchaser or its affiliates, $1.50 par value per share (the “Shares”), of Frozen Food Express Industries, Inc., a Texas corporation (“FFE”), that are issued and outstanding.

Price Offered Per Share:	$2.10 per Share, net to the sellers in cash (the “Offer Price”), without interest, less any applicable withholding taxes.

Scheduled Expiration Time:	Midnight, Eastern time, on Friday, August 16, 2013, unless the Offer (as defined below) is extended.

Purchaser:

Duff Brothers Capital Corporation, a Texas corporation (“Purchaser”), which is owned by the Thomas Milton Duff Amended and Restated Trust Agreement (Thomas Milton Duff, trustee) and the James Ernest Duff Amended and Restated Trust Agreement (James Ernest Duff, trustee)

FFE Board Recommendation:

The board of directors of FFE (the “FFE Board”) has unanimously (1) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of FFE and its shareholders, (2) approved the Merger Agreement and all of the transactions contemplated by the Merger Agreement, and (3) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, vote in favor of the approval of the Merger Agreement.

The following are some questions that you, as a shareholder of FFE, may have and answers to those questions.  This summary term sheet highlights selected information from this offer to purchase (this “Disclosure Document”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Disclosure Document and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”  To better understand the Offer and for a complete description of the terms of the Offer, you should read this Disclosure Document, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety.  Questions or requests for assistance may be directed to Eagle Rock Proxy Advisors, LLC, our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Disclosure Document.  Unless otherwise indicated in this Disclosure Document or the context otherwise requires, all references in this Disclosure Document to “we,” “our,” or “us” refer to Purchaser and its control persons.  Any references to “our control persons” or “control persons of the Purchaser” refer to the Thomas Milton Duff Amended and Restated Trust Agreement and the James Ernest Duff Amended and Restated Trust Agreement and Thomas Milton Duff and James Ernest Duff, individually and as trustees of such trusts.

Who is offering to buy my Shares?

Duff Brothers Capital Corporation is offering to buy your shares.  It is owned by the Thomas Milton Duff Amended and Restated Trust Agreement and the James Ernest Duff Amended and Restated Trust Agreement, was incorporated under the laws of the State of Texas, and was formed for the purpose of making the Offer.  It owns Duff Brothers Subsidiary, Inc., which was incorporated under the laws of the State of Texas and was formed solely for the purposes of allowing the Purchaser to acquire FFE stock and consummating the merger (the “Merger”) with and into FFE, with FFE continuing as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of Purchaser.  To date, the Purchaser has not carried on any activities other than those related to its formation, the Merger Agreement, the Offer and the Merger. The Purchaser’s owners are controlled by Thomas Milton Duff and James Ernest Duff as trustee of the respective trust bearing their name.  See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser, Merger Sub, and its Control Persons.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all issued and outstanding Shares not already owned by us on the terms and subject to the conditions set forth in this Disclosure Document and the Letter of Transmittal.  See the “Introduction” and Section 1 — “Terms of the Offer.”

As of the close of business on July 16, 2013, there were 75,000,000 Shares authorized.  As of such date, based on information provided by FFE, there were 18,175,818 Shares issued and outstanding, of which 498,784 Shares were of unvested FFE Restricted Shares.  1,050,124 of such Shares were owned by us.  Additionally, 277,000 Shares were reserved for issuance upon the exercise of options to purchase Shares issued under the various FFE equity plans (“FFE Options”), but all such FFE Options have an exercise price equal to or greater than $3.59 per share.

Why are you making the Offer?

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of July 12, 2013, by and among Purchaser, Merger Sub, and FFE (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), in order to acquire control of, and ultimately following the Merger, acquire the entire equity interest in, FFE, while allowing FFE’s shareholders an opportunity to receive the Offer Price promptly (and in any event within three business days after our acceptance of such Shares) by tendering their Shares into the Offer.  If the Offer is consummated, we, Merger Sub and FFE expect to consummate the Merger as promptly as practicable thereafter in accordance with the Texas Business Organizations Code (the “TBOC”).  At the effective time of the Merger (the “Effective Time”), FFE will become a wholly-owned subsidiary of Purchaser.  See Section 12 — “Purpose of the Offer; Plans for FFE.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $2.10 per Share, net to the sellers in cash, without interest, less any applicable withholding taxes.  If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses.  If you own your Shares through a broker, dealer, commercial bank, trust company, or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so.  You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.  See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

Has the FFE Board received a fairness opinion in connection with the Offer and the Merger?

Yes.  The opinion of Stephens, Inc. was delivered to FFE on July 12, 2013 to the effect that, as of such date and based upon and subject to the various qualifications, limitations and assumptions set forth therein, the $2.10 per common share in cash to be received by shareholders of FFE (other than us) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

What does the FFE Board recommend?

After careful consideration, the FFE Board has unanimously (1) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of FFE and its shareholders, (2) approved the Merger Agreement and all of the transactions contemplated by the Merger Agreement, and (3) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, vote in favor of the approval of the Merger Agreement.

See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for FFE” and FFE’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities and Exchange Commission (the “SEC”) and, together with this Disclosure Document, the Letter of Transmittal and other related materials, mailed to FFE’s shareholders in connection with the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Time (as defined below) that number of Shares (including, for this purpose, unvested FFE Restricted Shares) that, when added to the Shares then beneficially owned by us, would represent one Share more than sixty-six and two-thirds percent (66 2/3%) of the total number of then-outstanding Shares (the “Minimum Condition”).

We may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without FFE’s consent.  See Section 15 — “Conditions to the Offer.”

Is the Offer subject to any financing condition?

No.  The Offer is not subject to any financing condition.

What percentage of Shares do you or your affiliates currently own?

We currently own 1,050,124 Shares, which is 5.8% of the outstanding Shares.

Do you have the financial resources to pay for all Shares?

Yes.  The total amount of funds required by us to consummate the Offer and purchase all outstanding Shares not already owned by us in the Offer and to provide funding in connection with the Merger is approximately $36 million, plus related fees and expenses.  The Purchaser expects to fund all cash requirements from available cash on hand from capital contributions and an unsecured advance from an affiliate of the control persons of the Purchaser.  See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender into the Offer?

No.  We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•                  the consummation of the Offer is not subject to any financing condition;

•                  the Offer is being made for all Shares solely for cash;

•                  if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•                  we have sufficient funds available to us to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

What are your plans for FFE after the Merger?

After completion of the Offer and the Merger, FFE will be a wholly-owned subsidiary of Purchaser.  We are conducting a detailed review of FFE and its assets, operations, and management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of this Offer.  We will continue to evaluate the business and operations of FFE during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing.  Thereafter, we intend to review such information as part of a comprehensive review of FFE’s business, operations, and management with a view to optimizing development of FFE’s potential in conjunction with the existing businesses of the control persons of Purchaser.  As a result of this review, it is possible that we could implement changes to FFE’s business or capitalization that could involve consolidating and streamlining certain of FFE’s operations and reorganizing or disposing of other businesses and operations, including the integration of certain of FFE’s operations or assets with an existing transportation business, KLLM Transport Services, LLC, an affiliate of the control persons of Purchaser.  Such actions may result in non-driver employee terminations and may trigger Worker Adjustment and Retraining Notification (“WARN”) Act disclosures.  In addition, Purchaser may cause a transfer of assets of FFE or its subsidiaries to various of the affiliates of its control persons who are also active in the trucking business.  We plan to continue, but reduce the amount of, the line of credit FFE maintains at Bank of America.  We reserve the right to change our plans at any time as we deem appropriate.

Except as described above or elsewhere in this Disclosure Document, we do not have any other present plans or proposals that would relate to or result in (i) any extraordinary transaction involving FFE or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of FFE or any of its subsidiaries, (iii) any change in the FFE Board or management of FFE, (iv) any material change in FFE’s capitalization or dividend rate or policy or indebtedness, (v) any material change in FFE’s corporate structure or business, (vi) any class of equity securities of FFE being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of FFE becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

How long do I have to decide whether to tender into the Offer?

You will be able to tender your Shares into the Offer until midnight, Eastern time, on Friday, August 16, 2013 (the “Expiration Time,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by us, will expire).  Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Registrar and Transfer Company, our depositary for the Offer (the “Depositary”), within three NASDAQ Stock Market (“NASDAQ”) trading days.  Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Time.  See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended.  In some cases, we are required to extend the Offer beyond the initial Expiration Time, but in no event will we be required to extend the Offer beyond the Termination Date (as defined below).

Pursuant to the Merger Agreement:

•                  we may extend the Offer for periods of not more than ten business days each (or such other number of business days as we and FFE may agree but not beyond November 29, 2013 [the “Termination Date,” as may be extended]), and, if requested by FFE, we shall extend the Offer from time to time in order to permit the satisfaction of all remaining conditions (subject to our right to waive any condition to the Offer [other than the Minimum Condition] in accordance with the Merger Agreement), if at any scheduled Expiration Time any condition to the Offer is capable of but has not been satisfied or waived (other than the Minimum Condition, which we may not waive); and

•                  we must extend the Offer for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the Termination Date.

If we extend the Offer, such extension will extend the time that you will have to tender your Shares.  See Section 1 — “Terms of the Offer”.

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time.

If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., Eastern time, on the next business day following the Expiration Time.

Will there be a subsequent offering period?

We may elect to provide a subsequent offering period of not less than three business days nor more than 20 business days, during which time FFE’s shareholders whose Shares have not been tendered prior to the Expiration Time (or whose Shares were tendered and later withdrawn prior to the Expiration Time) may tender, but not withdraw, their Shares and receive the Offer Price.  See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until following the Expiration Time (as so extended), and you will be able to withdraw your Shares until the Expiration Time.

A subsequent offering period, if one is provided, would occur after the time we accept for payment Shares tendered in the Offer (the “Acceptance Time”) and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Time.  Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn.  See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights”.

How do I tender my Shares into the Offer?

To tender your certificated Shares into the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal for Shares or an Agent’s Message [as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”] in lieu of such Letter of Transmittal for Shares), and any other documents required by the Letter of Transmittal for Shares, to the Depositary prior to the Expiration Time.  If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company.  If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Time, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”).  For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.  See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If you are tendering FFE Restricted Shares, please follow the instructions for tendering shares as a record holder but note the restricted nature of the uncertificated shares in place of the certificate number.  Note that the procedures for guaranteed delivery may not be used to tender FFE Restricted Shares.

Until what time may I withdraw previously tendered Shares?

Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Time.  Generally, thereafter, tenders of Shares are irrevocable.  However, unless the Shares have already been accepted by us for payment pursuant to the Offer, they may also be withdrawn after September 20, 2013, which is the 60th day from the commencement of the Offer.  If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares.  See Section 4 — “Withdrawal Rights.”

You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Disclosure Document and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares.  If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares.  You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide.  See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

Following the consummation of the Offer, we, Merger Sub and FFE expect to consummate the Merger as promptly as practicable thereafter.  If the Merger takes place, no Shares will be publicly owned.  If all of the conditions to the Offer are satisfied or waived (see Section 15 — “Conditions to the Offer”) and we purchase all tendered Shares, prior to the Merger becoming effective, there may then be so few remaining shareholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares.  See Section 13 — “Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No.  None of us, our affiliates, including Merger Sub, or FFE are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If I object to the price being offered, will I have appraisal rights?

Dissent and appraisal rights are not available to the holders of Shares in connection with the Offer.  However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory provisions of Subchapter H of Chapter 10 of the TBOC will be entitled to demand fair value of such Shares.  At the Effective Time, all such Shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the Shares, except for the rights provided pursuant to the provisions of Subchapter H of Chapter 10 of the TBOC.  FFE is required to give us notice of any written demands to exercise dissenter’s rights with respect to any Shares, attempted withdrawals of such demands and any other instruments served on FFE pursuant to the TBOC.  We have the right to participate in negotiations and proceedings with respect to demands for fair value under the TBOC.  Except as required by applicable law, FFE will not offer to make or make any payment with respect to, or settle or offer to settle, any such demands for payment of the fair value of any such Shares without our prior written consent.  This value may be more than, less than, or the same as, the Offer Price.  See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

If I decide not to tender my Shares into the Offer, how will the Offer affect my Shares?

Following the consummation of the Offer, we, Merger Sub and FFE expect to consummate the Merger as promptly as practicable.  If the Merger is consummated, then shareholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price), subject to any dissent and appraisal rights properly exercised by such shareholders in accordance with Texas law.  Therefore, if the Merger takes place, the only differences to you between tendering your Shares into the Offer and not tendering your Shares into the Offer would be that, if you tender your Shares, you may be paid earlier and no dissent or appraisal rights will be available.  No interest will be paid for Shares acquired in the Merger.

Furthermore, following the consummation of the Offer and until the Effective Time, there may then be so few remaining shareholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares.  See the “Introduction” and Section 13 — “Certain Effects of the Offer.”

There is no assurance that we will acquire enough Shares to exercise the Top-Up Option (as defined below) or that a subsequent offering period will result in our owning in excess of 90% of the outstanding Shares.  As a result, we may not be able to effect the Merger under the “short-form” merger provisions of Section 10.006 of the TBOC.  If we do not own at least 90% of the outstanding Shares, the Merger Agreement must be adopted by FFE’s shareholders in order to consummate the Merger.  Adoption of the Merger Agreement by FFE shareholders requires the affirmative vote of holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares.  Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other shareholder of FFE.  See Section 11 — “The Merger Agreement; Other Agreements” and Section 12 — “Purpose of the Offer; Plans for FFE — Purpose of the Offer.”

What is the market value of my Shares as of a recent date and the “premium” I am receiving?

The Offer Price of $2.10 per Share represents an approximate:

•                  23.5% premium over the closing price on July 12, 2013, the last full trading day before the announcement of the Merger Agreement;

•                  26.5% premium over the closing price on March 1, 2013, the last full trading day before the announcement that our control persons had acquired approximately 5.84% of the then-outstanding shares of common stock of FFE and expressed an intent to discuss a negotiated acquisition with FFE; and

•                  144.2% premium over the closing price on December 18, 2012, the last full trading day our control persons began open market purchases of FFE shares with a view towards accumulating a significant position.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.  See Section 6 — “Price Range of Shares; Dividends.”

Have any shareholders of FFE already agreed to tender their Shares into the Offer or to otherwise support the Offer?

Yes.  Stoney M. Stubbs, Jr., S. Russell Stubbs, and John T. Hickerson have entered into Tender and Voting Agreements with us and Merger Sub pursuant to which, among other things, those shareholders have agreed to tender their Shares in the Offer.  FFE is not a party to the Tender and Voting Agreements.  Excluding options which have an exercise price equal to or greater than $3.59 per share, the parties to such Tender and Voting Agreements beneficially owned, in the aggregate, 12.8% of all outstanding Shares as of July 16, 2013.  See Section 11 — “The Merger Agreement; Other Agreements.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes, promptly (and in any event within three business days after our acceptance of such Shares).  We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you.  In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer of Shares,” (ii) a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees or, in the case of book-entry transfer of Shares held through the Book-Entry Transfer Facility, either such Letter of Transmittal for Shares or an Agent’s Message in lieu of such Letter of Transmittal for Shares and (iii) any other required documents for such Shares.  See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What is the Top-Up Option and when could it be exercised?

FFE has granted to us an option under certain conditions (the “Top-Up Option”) to purchase from FFE the number of newly-issued Shares (the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by us at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the total number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option or (ii) the aggregate number of Shares that FFE is authorized to issue under its certificate of formation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.

The Top-Up Option may only be exercised by us, in whole and not in part, after the later of the Acceptance Time and the expiration of any subsequent offering period if we do not own in the aggregate at least 90% of the Shares and prior to the earlier of the Effective Time and the termination of the Merger Agreement.  The aggregate purchase price payable for the Top-Up Option Shares will be determined by multiplying the number of Top-Up Option Shares by the Offer Price.

See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option” and Section 12 — “Purpose of the Offer; Plans for FFE.”

What will happen to my stock options in the Offer and Merger?

The Offer is made only for Shares and is not made for any FFE Options.  However, you may tender in the Offer any Shares received upon exercise of vested FFE Options.  If the per share exercise price of any such FFE Option is equal to or greater than the Option Price, such FFE Option will be cancelled without any cash payment being made in respect thereof.  All FFE Options have an exercise price equal to or greater than $3.59 per share.  See Section 11 — “The Merger Agreement; Other Agreements — Treatment of FFE Equity Awards.”

What will happen to my restricted shares in the Offer and Merger?

FFE Restricted Shares do not include performance-based restricted stock awards for the purposes of this Offer.  All such stock awards were terminated prior to the commencement date of this Offer.

Each FFE Restricted Share that has not yet vested will become fully vested immediately prior to the Acceptance Time.  The FFE Restricted Shares not tendered in the Offer will be treated the same as other untendered Shares.

In order to tender FFE Restricted Shares into the Offer, holders of such Shares must deliver a completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, if any, to the Depositary.  If you are tendering FFE Restricted Shares, please follow the instructions for tendering shares as a record holder but note the restricted nature of the uncertificated shares in place of the certificate number.

FFE shall make all tax withholdings on FFE Restricted Shares required by law (by repurchasing the applicable number of FFE Restricted Shares at the Offer Price if necessary).

See Section 11 — “The Merger Agreement; Other Agreements — Treatment of FFE Equity Awards.”

May I Exercise Rights under the Rights Agreement?

No.  The Rights Agreement does not apply to this Offer because of an amendment to the Rights Agreement exempting us and our affiliates.  Therefore, your Shares are not exercisable for Rights Certificates and each Share you own is eligible for payment at the Offer Price per Share.  Your Shares may be tendered in this Offer notwithstanding any legend associated with your Shares referencing the Rights Agreement.  See Section 1 — “Terms of the Offer.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of dissent and appraisal rights in accordance with Texas law) will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”).  In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer or exchange in the Merger (or retain for exercise of dissent and appraisal rights) and the amount of cash you receive for such Shares.  If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year.  If you are a Non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or exchange in the Merger (or retain for exercise of dissent and appraisal rights).

This discussion does not address the tax effects on tax exempt holders and holders of FFE Restricted Shares, among others.  See Section 5 - “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

You should consult your tax advisor about the particular tax consequences to you of tendering your Shares into the Offer, exchanging your Shares in the Merger or exercising dissent and appraisal rights.  See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer or exchanging Shares in the Merger or exercising dissent and appraisal rights.

To whom should I talk if I have additional questions about the Offer?

You may call Eagle Rock Proxy Advisors, LLC, the Information Agent, toll-free at (855) 706-2384.

To the Holders of Shares of Common Stock of Frozen Food Express Industries, Inc.:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among Purchaser, Duff Brothers Subsidiary, Inc. (“Merger Sub”), and FFE.  We are offering to purchase all of the issued and outstanding Shares not already owned by us at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Time, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms.  Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares [including Restricted Shares] and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal for shares, stock transfer taxes on the sale of Shares pursuant to the Offer.  However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with each Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.”  Shareholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions.  See Section 18 — “Fees and Expenses.”

Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, we, Merger Sub and FFE will cause the Merger to be consummated by filing with the Secretary of State of the State of Texas a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the TBOC.  The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Merger Sub and FFE agree in writing and specify in the Certificate of Merger, at which time FFE will become the Surviving Corporation and a wholly-owned subsidiary of Purchaser.  At the Effective Time, each Share then outstanding (other than Shares that are held by any shareholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by us, Merger Sub, FFE or any of its respective wholly-owned subsidiaries, which Shares will receive no consideration in exchange therefor.

Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement.  Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

After careful consideration, the FFE Board has unanimously (1) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of FFE and its shareholders, (2) approved the Merger Agreement and all of the transactions contemplated by the Merger Agreement, and (3) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, vote in favor of the approval of the Merger Agreement.

A more complete description of the FFE Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed by FFE with the SEC and, together with this Disclosure Document, the Letter of Transmittal and other related materials, mailed to FFE’s shareholders in connection with the Offer.  Shareholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon the Minimum Condition as well as other conditions.  See Section 15 — “Conditions to the Offer.”

According to FFE, as of July 16, 2013, there were (a) 18,175,818 issued and outstanding Shares (1,050,124 of such Shares were owned by us), and (b) outstanding FFE Options to purchase 277,000 Shares.  Assuming that no Shares described in (b) in the preceding sentence are exercised due to the exercise price and that no other Shares were or are issued after July 16, 2013, the Minimum Condition would be satisfied if at least 11,067,088 Shares are validly tendered and not withdrawn prior to the Expiration Time.  The number of outstanding Shares given to us by FFE includes unvested FFE Restricted Shares.

If the Minimum Condition is satisfied and we accept for payment and pay for the Shares tendered into the Offer, we will be entitled to designate a number of directors, to the extent permitted by applicable law and the rules of NASDAQ, rounded up to the next whole number, to the FFE Board that is equal to the product of (a) the total number of directors on the FFE Board (after giving effect to the directors designated by us) multiplied by (b) the percentage that the aggregate number of Shares beneficially owned by us and any of our affiliates bears to the total number of Shares then outstanding, and FFE will, upon our request at any time following the purchase of and payment for Shares pursuant to the Offer, take all actions necessary to (i) appoint to the FFE Board the individuals designated by us and permitted to be so designated as described above, including, but not limited to, promptly filling vacancies or newly created directorships on the FFE Board, promptly increasing the size of the FFE Board (including by amending FFE’s bylaws if necessary so as to increase the size of the FFE Board) and/or promptly securing the resignations of the number of its incumbent directors as are necessary or desirable to enable our designees to be so elected or designated to the FFE Board, and (ii) cause our designees to be so appointed at such time.

As promptly as practicable after the Acceptance Time, we, Merger Sub and FFE expect to consummate the Merger in accordance with the TBOC.  At the Effective Time, the Merger Sub’s directors immediately prior to the Effective Time will be the only directors of the Surviving Corporation.

The Merger is subject, to the extent required by applicable law, to the adoption of the Merger Agreement by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding Shares; however, if the Minimum Condition is satisfied, we will have sufficient Shares to approve the Merger Agreement without affirmative approval by any other shareholders.  This Disclosure Document does not constitute a solicitation of proxies, and we are not soliciting proxies at this time.

If we own at least 90% of the then-outstanding Shares, including pursuant to the Top-Up Option, if applicable, we and Merger Sub may effect the Merger under the “short-form” merger provisions of Section 10.006 of the TBOC without any vote of shareholders.  Use of the “short form” merger provisions would require our contribution of our Shares in FFE to Merger Sub prior to such merger.  If we do not own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, we may elect to approve the Merger under the “long-form” merger provision of Section 21.452 of the TBOC, which requires that the Merger Agreement be approved by FFE’s shareholders.  In that case, approval of the Merger Agreement requires the affirmative vote of holders of two-thirds of the outstanding Shares.  Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other shareholder of FFE.  See Section 11 — “The Merger Agreement; Other Agreements — Actions in Connection with Long-Form Merger” and Section 17 — “Certain Legal Matters; Regulatory Approvals — ‘Short-Form’ Merger.”

No dissent or appraisal rights are available to the holders of Shares in connection with the Offer.  However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory provisions of Subchapter H of Chapter 10 of the TBOC will be entitled to demand fair value of such Shares. At the Effective Time, all such Shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the Shares, except for the rights provided pursuant to the provisions of Subchapter H of Chapter 10 of the TBOC.  FFE is required to give us notice of any written demands to exercise dissenter’s rights with respect to any Shares, attempted withdrawals of such demands and any other instruments served on FFE pursuant to Subchapter H of Chapter 10 of the TBOC.  We have the right to participate in negotiations and proceedings with respect to demands for fair value under the TBOC.  Except as required by applicable law, FFE will not offer to make or make any payment with respect to, or settle or offer to settle, any such demands for payment of the fair value of any such Shares without our prior written consent.  This value may be more or less than, or the same as, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Disclosure Document and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.                    Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time as permitted under Section 4 — “Withdrawal Rights.”

Section 16 — “Adjustments to Prevent Dilution” sets forth an important term of this Offer.  Any resulting reduction in Offer Price would be a material amendment and change to the Offer, and appropriate notice, as described herein and as required by applicable law, would be timely given.

The Offer is not subject to any financing condition.  The Offer is conditioned upon the Minimum Condition, as well as other conditions.  See Section 15 — “Conditions to the Offer.”

We expressly reserve the right from time to time to waive any of the conditions described in Section 15 — “Conditions to the Offer,” to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that we will not, without the prior written consent of FFE, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (v) amend or modify any of the conditions to the Offer or any of the terms of the Offer in a manner adverse to the holders’ Shares or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair Merger Sub’s or our ability to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (vi) waive or change the Minimum Condition or (vii) extend or otherwise change the Expiration Time in a manner other than as required or permitted by the Merger Agreement.

Pursuant to the Merger Agreement and in accordance with Rule 14d-11 under the Exchange Act, we may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Time.  If we elect to provide a subsequent offering period, it will be an additional period of time, following the Expiration Time, during which shareholders may tender any Shares not previously tendered into the Offer prior to the Expiration Time (or Shares previously tendered and later withdrawn prior to the Expiration Time) and not withdrawn.  If we elect to provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify of no fewer than three business days nor more than 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered during such period may not be withdrawn pursuant to Rule 14d-7(a)(2) under the Exchange Act, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price.  For purposes of the Offer as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

A subsequent offering period, if one is provided, is not an extension of the Offer.  If we do elect to provide a subsequent offering period, we will make a public announcement of such election no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Time.

The Merger Agreement separately provides that we may extend the Offer for periods of not more than ten business days each (or such other number of business days as we and FFE may agree, but not beyond the Termination Date) and if requested by FFE, we shall extend the Offer from time to time in order to permit the satisfaction of all remaining conditions (subject to our right to waive any condition to the Offer [other than the Minimum Condition] in accordance with the Merger Agreement), if at any scheduled Expiration Time any condition to the Offer is capable of but has not been satisfied or waived (other than the Minimum Condition, which we may not waive) or for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the Termination Date.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c), and 14e-1 under the Exchange Act and the interpretations thereunder.  The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination.  If, prior to the Expiration Time, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such 10th business day.

If, prior to the Expiration Time, we increase the consideration being paid for Shares, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time.  Subject to applicable law (including Rules 14d-4(d), 14d-6(c), and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

FFE has provided us with FFE’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares.  This Disclosure Document and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on FFE’s shareholder list (including holders of FFE Restricted Shares) and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The Rights Agreement does not apply to this Offer because of an amendment to the Rights Agreement exempting us and our affiliates.  Therefore, your Shares are not exercisable for Rights Certificates and each Share you own is eligible for payment at the Offer Price per Share.  Your Shares may be tendered in this Offer notwithstanding any legend associated with your Shares referencing the Rights Agreement.

2.       Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and will promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time pursuant to the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•                  the certificates evidencing such Shares (“Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•                  a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal for Shares or an Agent’s Message in lieu of such Letter of Transmittal for Shares; and

•                  any other documents required by the Letter of Transmittal for Shares.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer.  Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders of record whose Shares have been accepted for payment.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion.  We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and FFE.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility or back to the shareholder in the case of FFE Restricted Shares), in each case, promptly following the expiration or termination of the Offer.

3.       Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.  No alternative, conditional or contingent tenders will be accepted.  In order for an FFE shareholder to validly tender Shares pursuant to the Offer, the shareholder must follow one of the following procedures:

•                  for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees, and any other documents required by the Letter of Transmittal for Shares, must be received by the Depositary at one of its addresses set forth on the back cover of this Disclosure Document before the Expiration Time (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal for Shares and other documents must be received before the expiration of such subsequent offering period);

•                  for Shares held in book-entry form through the Depositary Trust Company (the “Book-Entry Transfer Facility”), either a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal for Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Disclosure Document, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer of Shares” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Time (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal for Shares or an Agent’s Message in lieu of such Letter of Transmittal for Shares, and other documents must be received before the expiration of such subsequent offering period);

•                  the tendering shareholder described above must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Time; or

•                  for FFE Restricted Shares held in book-entry form through the Depositary, a properly completed and duly executed Letter of Transmittal, and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Disclosure Document.  The restricted nature of the uncertificated FFE Restricted Shares should be noted on the Letter of Transmittal in place of the certificate number.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal for Shares and that we may enforce such agreement against such participant.

Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility.  The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the commencement date of this Disclosure Document.  Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer.  However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees, or an Agent’s Message and any other required documents (for example, in certain circumstances, a completed Form W-9 that is included in the Letter of Transmittal for Shares) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Disclosure Document prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedure described below.  Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Book-Entry Transfer of FFE Restricted Shares.  FFE has advised us that FFE Restricted Shares are not certificated, but are instead held in book entry form on the records of the Depositary.  Holders of Shares that were FFE Restricted Shares on the date of this Disclosure Document wishing to tender such FFE Restricted Shares in the Offer must return a properly completed and duly executed Letter of Transmittal to the Depositary prior to the Expiration Time.  The Depositary will distribute Letters of Transmittal to all holders of FFE Restricted Shares.

Signature Guarantees on the Letter of Transmittal for Shares.  No signature guarantee is required on the Letter of Transmittal for Shares if:

•                  the Letter of Transmittal for Shares is signed by the registered holder (which term, for purposes of this Section 3, includes any holder of FFE Restricted Shares or any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment and/or Issuance Instructions” on the Letter of Transmittal for Shares; or

•                  Shares tendered pursuant to such Letter of Transmittal for Shares are for the account of a financial institution (including most commercial banks, savings and loan associations and broker-dealers) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal for Shares must be guaranteed by an Eligible Institution.  See Instructions 1 and 5 of the Letter of Transmittal for Shares.  If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal for Shares, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal for Shares.  See Instructions 1, 5 and 7 of the Letter of Transmittal for Shares.

No signature guarantee is required on the Letter of Transmittal for FFE Restricted Shares.

Guaranteed Delivery.  If a shareholder desires to tender Shares pursuant to the Offer, other than Shares that were FFE Restricted Shares on the date of this Disclosure Document, and the Share Certificates evidencing such shareholder’s Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such shareholder cannot complete the procedure for delivery by book-entry transfer through the Book-Entry Transfer Facility on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•                  such tender is made by or through an Eligible Institution;

•                  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Time by the Depositary as provided below; and

•                  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees (or, in the case of book-entry transfer of Shares held through the Book-Entry Transfer Facility, either such Letter of Transmittal for Shares or an Agent’s Message in lieu of such Letter of Transmittal for Shares), and any other documents required by the Letter of Transmittal for Shares are received by the Depositary within three (3) NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by facsimile transmission [(908) 497-2311], overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us.  In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

The procedures for guaranteed delivery may not be used to tender FFE Restricted Shares.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and FFE.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder.  Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer through the Book-Entry Transfer Facility, by Book-Entry Confirmation).  If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.  Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions to the Offer.  FFE shall make all tax withholdings on FFE Restricted Shares required by law (by repurchasing the applicable number of FFE Restricted Shares at the Offer Price if necessary).

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion.  We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.  We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders.  No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction.  None of us, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.  Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy.  By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering shareholder will irrevocably appoint our designees, and each of them, as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares.  All such proxies will be considered coupled with an interest in the tendered Shares.  Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer.  Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective) with respect thereto.  Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of FFE’s shareholders or otherwise, as such designee in its sole discretion deems proper.  We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of shareholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.  The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of FFE’s shareholders.

FFE Options.  The Offer is made only for outstanding Shares and is not made for any FFE Options.  See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of FFE Equity Awards” for a description of the treatment of the FFE Options.

Backup Withholding.  To prevent “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) (including any shareholder that tenders Shares into the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (the “IRS”) Form W-9 that is included in each Letter of Transmittal or by otherwise establishing such shareholder’s exemption from backup withholding.  Non-United States Holders (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) should not complete an IRS Form W-9 but rather, may prevent backup withholding with respect to payment of the Offer Price of Shares purchased pursuant to the Offer by submitting an appropriate and properly executed IRS Form W-8, or by otherwise establishing such shareholder’s exemption from backup withholding.  See Instruction 9 set forth in the Letter of Transmittal for Shares and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Disclosure Document for a more detailed discussion of backup withholding.

4.                    Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time.  However, unless the Shares have already been accepted by us for payment pursuant to the Offer, they may also be withdrawn after September 20, 2013, which is the 60th day from the commencement of the Offer.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Disclosure Document.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares.  If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution.  If Shares have been tendered pursuant to the procedure for book-entry transfer through the Book-Entry Transfer Facility as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer of Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer.  However, withdrawn Shares may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

No withdrawal rights will apply to Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in Section 1 — “Terms of the Offer”) or to Shares previously tendered into the Offer and accepted for payment.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion.  None of us, the Depositary or the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.                    Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or pursuant to the exercise of dissent and appraisal rights in accordance with Texas law).  This summary is not a comprehensive description of all U.S. federal income tax consequences that may be relevant to the Offer and the Merger.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the IRS, all as in effect on the date of this Disclosure Document.  These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion.  This discussion applies only to holders that hold their Shares as capital assets, and does not apply to Shares received pursuant to the exercise of employee stock options, FFE Restricted Shares, or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for U.S. federal income tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar.  This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation.

If a partnership holds Shares, the tax treatment of a partner in the partnership generally will depend on the term of the partnership, the status of the partner, and the activities of the partnership.  Partners in partnerships holding Shares should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.  If a subchapter S corporation holds Shares, the tax treatment of a shareholder in a subchapter S corporation will depend on the activities of the subchapter S corporation.  Shareholders in Subchapter S corporations holding Shares should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

Consequences to United States Holders.  For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is:

•                  an individual citizen or resident alien of the United States as determined for U.S. federal income tax purposes;

•                  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of dissent and appraisal rights) will be a taxable transaction for U.S. federal income tax purposes.  In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding under Texas law) and the amount of cash received therefor.  Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger.  Such gain or loss will be capital gain or loss (other than, with respect to the exercise of dissent and appraisal rights, amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year.  Long-term capital gains recognized by an individual generally will be taxed at preferential income tax rates.  Subchapter C corporations do not have a preferential capital gains income tax rate.  Net capital losses are subject to limits on deductibility that depend upon the type of United States Holder.

Consequences to Non-United States Holders.  For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is not a United States Holder and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding under Texas law) unless:

•                  the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment or fixed base that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

•                  the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•                  FFE is or has been a United States real property holding corporation for U.S. federal income tax at any time during the shorter of the five-year period ending on the date of sale (or, if applicable, the date of the Merger) and the Non-United States Holder’s holding period for its Shares and the Non-United States Holder held, directly or indirectly, at any time during the applicable period, more than 5% of Shares and such holder is not eligible for any treaty exemption.

We have made no determination whether FFE is or has been a United States real property holding corporation during the last five years.

Gain that is “effectively connected” with a Non-United States Holder’s conduct of a trade or business in the United States generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a United States Holder.  In addition, “effectively connected” gains that are recognized by a corporate Non-United States Holder also may be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Information Reporting and Backup Withholding.  Payments made to a noncorporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.”  See Section 3 — “Procedure for Accepting the Offer and Tendering Shares — Backup Withholding” of this Disclosure Document.

Backup withholding generally applies if a United States Holder fails to (i) provide its correct taxpayer identification number and (ii) comply with applicable certification requirements, or otherwise fails to establish an exemption.  A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an appropriate IRS Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax.  Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations.  Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income.  Each holder should consult with its own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.  Tendering United States Holders may be able to prevent backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an appropriate IRS Form W-8.

6.                    Price Range of Shares; Dividends.

The Shares are listed on the NASDAQ under the symbol “FFEX.”

The following table sets forth, for the fiscal quarters indicated, the high and low prices per Share on the NASDAQ as reported on the NASDAQ:

	High	Low
Fiscal Year Ending December 31, 2013:
Third Quarter (through July 12, 2013)	$1.78	$1.62
Second Quarter	1.90	1.20
First Quarter	1.76	0.81
Fiscal Year Ended December 31, 2012:
Fourth Quarter	$2.05	$0.75
Third Quarter	2.50	1.02
Second Quarter	1.57	1.05
First Quarter	1.45	1.10
Fiscal Year Ended December 31, 2011:
Fourth Quarter	$2.10	$1.09
Third Quarter	4.30	1.99
Second Quarter	4.28	3.04
First Quarter	5.00	3.11

According to FFE, as of July 16, 2013, there were (a) 18,175,818 issued and outstanding Shares (1,050,124 of such shares were owned by us), and (b) outstanding FFE Options to purchase 277,000 Shares.

The Offer Price of $2.10 per Share represents an approximate:

•                  23.5% premium over the closing price on July 12, 2013, the last full trading day before the announcement of the Merger Agreement;

•                  26.5% premium over the closing price on March 1, 2013, the last full trading day before the announcement that our control persons had acquired approximately 5.84% of the then-outstanding shares of common stock of FFE and expressed an intent to discuss a negotiated acquisition with FFE; and

•                  144.2% premium over the closing price on December 18, 2012, the last full trading day our control persons began open market purchases of FFE shares with a view towards accumulating a significant position.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

According to FFE, no dividends have been paid during the last two years.

Shareholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

Under the terms of the Merger Agreement, FFE is not permitted to declare or pay any dividend in respect of the Shares without our prior written consent.  See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of FFE.”

7.                    Certain Information Concerning FFE.

Except as otherwise set forth in this Disclosure Document, the information concerning FFE contained in this Disclosure Document has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.  None of us, Merger Sub, or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by FFE to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Merger Sub and the Information Agent.

General.  Frozen Food Express Industries, Inc. is a Texas corporation, incorporated in Texas in 1969 as successor to a company formed in 1946.  The principal executive office of FFE is located at 1145 Empire Central Place, Dallas, Texas 75247 and the telephone number is (214) 630-8090.

FFE is one of the leading providers of temperature-controlled truckload and less-than-truckload services in the United States with operations in the transport of temperature-controlled products and perishable goods, including food, health care, and confectionary products.  Service is offered in over-the-road and intermodal modes for temperature-controlled and less-than-truckload, as well as dry truckload on a non-dedicated fleet basis.  FFE also provides bulk tank water transportation, brokerage/logistics, and dedicated services to its customers.

Available Information.  FFE files annual, quarterly and current reports, proxy statements and other information with the SEC.  FFE’s SEC filings are available to the public at the SEC’s website at www.sec.gov.  You may also read and copy any document FFE files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  FFE maintains a website at www.ffeinc.com.  These website addresses are not intended to function as hyperlinks, and the information contained on FFE’s website and on the SEC’s website is not incorporated by reference in this Disclosure Document and you should not consider it a part of this Disclosure Document.

Certain Projections.  FFE has provided us with selected projected financial information.  These projections are described, along with their purpose and intent, in FFE’s Schedule 14D-9, which will be filed by FFE with the SEC and which will be mailed to the shareholders of FFE concurrently with this Disclosure Document.  Stockholders of FFE are urged to, and should, carefully read FFE’s Schedule 14D-9.

8.                    Certain Information Concerning Purchaser, Merger Sub and its Control Persons.

Duff Brothers Capital Corporation (“Purchaser”).  The Purchaser is a Texas corporation and is owned by the Thomas Milton Duff Amended and Restated Trust Agreement and the James Ernest Duff Amended and Restated Trust Agreement and was formed solely for the purpose of engaging in the transactions contemplated by this Offer.  To date, Purchaser has not carried on any activities other than those related to its formation, the Merger Agreement, the Offer, and the Merger.  The Purchaser has cash assets sufficient for the Offer, predominantly from capital contributions from its shareholders which totaled Thirty Million One Thousand Dollars ($30,001,000.00).  Of this amount, it has made a capital contribution to Merger Sub in the amount of One Thousand Dollars ($1,000.00). The Purchaser also has Eight Million Dollars ($8,000,000.00) in cash from an unsecured undocumented advance from an affiliate of its shareholders and other contractual rights and obligations as set forth in the Merger Agreement.  The Purchaser’s principal executive office is located at 529 Industrial Park Road, Columbia, Mississippi 39429 and its business telephone number is (601) 424-3210.

Duff Brothers Subsidiary, Inc. (“Merger Sub”).  Merger Sub is a Texas corporation and is a wholly-owned subsidiary of Purchaser and was formed solely for the purposes of allowing the Purchaser to acquire FFE’s stock and engaging in the transactions contemplated by the Merger Agreement.  Merger Sub has not and will not carry on any activities other than those related to its formation, the Merger Agreement, and the Merger.  It has minimal assets (cash assets of $1,000.00) and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement.  Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement and if the Merger will be effected using the “Short Form” merger provision under Texas law, it will receive a contribution of Shares from the Purchaser.  Regardless of the procedures used to effect the Merger, it will merge with and into FFE with FFE continuing as the Surviving Corporation.  Merger Sub’s address and telephone number are the same as Purchaser’s address and telephone number.

Thomas Milton Duff and James Ernest Duff are residents of Mississippi.  They control the owners of the Purchaser in their capacities as trustees of each of the grantor trusts bearing their respective names.  They control the Purchaser as co-Presidents and sole members of the Board of Directors.  The two Duff brothers also are control persons for affiliated entities with significant investments in the commercial tire, transportation, and construction industries.  Their office address and phone number are the same as Purchaser’s address and telephone number.  Additional information about the Duff brothers is set forth in Annex A to this Disclosure Document.

Additional Information.  Certain information concerning the directors and executive officers of Purchaser, Merger Sub, and our controlling persons is set forth in Annex A to this Disclosure Document.

Except as set forth elsewhere in this Disclosure Document (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with FFE,” Section 11 — “The Merger Agreement; Other Agreements,” and Annex A), neither we nor Merger Sub, (i) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of FFE, (ii) have had during the two years prior to the date of this Disclosure Document, any transactions with FFE or any of its executive officers, directors or affiliates, (iii) have had during the two years prior to the date of this Disclosure Document, any negotiations, transactions or contracts between us and FFE or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (iv) have any present or proposed material agreements, arrangements, understandings or relationships with FFE or any of its executive officers, directors or affiliates, and (v) have been, during the past five years, convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Thomas Milton Duff and The James Ernest Duff Amended and Restated Trust Agreement purchased Common Stock of FFE in a series of open-market transactions ending on March 1, 2013.  Their total ownership of 1,050,124 shares of FFE Common Stock is not sought in this Offer.  None of the Purchaser, Merger Sub, or their control persons have engaged in any transaction in FFE securities during the past 60 days.  The previously described ownership represents 5.8% of the outstanding stock of FFE on July 16, 2013.

Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Disclosure Document forms a part, and exhibits to the Schedule TO are available to the public at the SEC’s website at www.sec.gov.  You may also read and copy any document filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Information contained on the SEC’s website is not incorporated by reference in this Disclosure Document and you should not consider it a part of this Disclosure Document.

9.                    Source and Amount of Funds.

The total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding in connection with the Merger is approximately $36 million, plus related fees and expenses.  The Purchaser expects to fund all cash requirements from available cash on hand from capital contributions from its shareholders which totaled approximately Thirty Million Dollars and an unsecured undocumented advance of Eight Million Dollars from an affiliate of the control persons of the Purchaser.  No plans or arrangements have been made to repay the unsecured undocumented advance.  The Offer is not subject to any financing condition.

Thomas M. Duff and James E. Duff entered into an agreement (entitled “Keepwell Agreement”) with FFE agreeing to take no action or omit to take an action that would cause a withdrawal from, stop-payment, or lien upon Purchaser’s funds for its financial obligations under the Merger Agreement.

We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all Shares not already owned by us solely for cash, (iii) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price) and (iv) we have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger.

10.             Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with FFE.

References below to “us” or “we”, in certain cases, may be references to persons or other entities that are our affiliates.  All dates are in 2013, unless otherwise noted.

Background of the Offer

On December 19, 2012, Thomas M. Duff and The James Ernest Duff Amended and Restated Trust Agreement began purchasing FFE Common Stock through open market purchases with a view to obtaining a significant position.

On December 21, 2012, Thomas M. Duff met with S. Russell Stubbs to discuss FFE’s tire purchases from Southern Tire Mart, LLC.  They also discussed trucking trends and challenges FFE was facing.

In early January, the Duffs became aware that FFE might be considering strategic alternatives and confidentially notified FFE that they might pursue ownership of FFE (by means of a tender offer or similar transaction).  On January 31, Thomas M. Duff and James M. Richards, Jr. met with S. Russell Stubbs and John T. Hickerson to discuss publicly available information about FFE’s operations and our possible involvement with FFE.  Another general discussion regarding FFE’s business and the possibility of a strategic transaction occurred on February 5 and again on February 14 among Thomas M. Duff, James M. Richards, Jr., Terry W. Thornton, S. Russell Stubbs, John T. Hickerson, and John McManama of FFE.  At the February 14 meeting, the Duffs indicated that they preliminary valued FFE at $2.20 per share, based on publicly available information.  On February 26, Thomas Duff indicated to Russell Stubbs that their valuation may be between $2.50 to $3.00 per share, subject to further analysis.

In early February, we considered privately purchasing stock from FFE shareholders outside of a tender offer, but ultimately determined to continue purchasing stock on the open market until we reached the 5% ownership threshold, which occurred on February 21.  On February 25, our counsel filed an application for a filer ID to file the Schedule 13D.  On February 28, our counsel received filing codes and sent a draft Schedule 13D to FFE’s counsel, Baker & McKenzie LLP, for its information.  We filed the Schedule 13D on March 4.

On February 28, we formed Duff Brothers Capital Corporation for purposes of effectuating a tender offer or similar transaction.

On February 19, a representative of Stephens, Inc. advised the Duffs that FFE had engaged it as its advisor.  On February 19, a representative of Stephens, Inc. contacted our counsel at Krage & Janvey, L.L.P. to discuss a negotiated transaction with FFE and, subsequent to the call, provided our counsel with a draft confidentiality agreement, which required our execution prior to engaging in any further discussions.  We determined not to engage any investment advisor.

Our counsel submitted a revised draft of the confidentiality agreement to a representative of Stephens, Inc. on February 22, which among other things, amended the standstill provisions and included a “fall-away” provision.  On February 26, our counsel discussed the confidentiality agreement with FFE’s counsel.  On February 28, our counsel received a revised draft from FFE’s counsel, strengthening the standstill provisions and weakening our draft fall-away provisions.  On March 11, our counsel sent FFE’s counsel a newly revised version of the confidentiality agreement, which, among other things, clarified our ability to discuss the proposed transaction with certain of our representatives and deleted the fall-away provision in its entirety.  Our counsel discussed the same with FFE’s counsel that day.  Our counsel received FFE’s counsel’s comments in the evening of March 11.  The confidentiality agreement was executed on March 13.  On March 15, we filed an amended Schedule 13D to disclose the execution of the confidentiality agreement.

The confidentiality agreement enabled us to conduct further discussions and confidential due diligence.  The agreement also contained standstill and employee non-solicitation covenants by us and directed that all communications concerning a possible business transaction be directed to Stephens, Inc.  On March 14, our counsel sent our requests for due diligence to Stephens, Inc., received access to FFE’s online data room, and our counsel discussed the due diligence process with Stephens, Inc.  We and our representatives engaged in due diligence review of FFE from March 14 until the execution of the Merger Agreement.

On March 14, Thomas M. Duff met with S. Russell Stubbs to discuss the challenges and possibilities of our acquisition of FFE and discussed in general the combination of the businesses.

On March 21, our counsel arranged for meetings between our affiliate’s employees and outside consultants (including James M. Richards, Jr., Terry W. Thornton, Wilson Risenger, Steve Kennedy, and John Burns) and FFE personnel to review the history and exposure of claims filed against FFE.  Such meetings occurred on March 27-28.

In March and April, we continued our due diligence and discussed the waiver of change in control payments which would be due to certain FFE employees under the Change in Control Agreements.

On April 1, Thomas M. Duff, James M. Richards, Jr., and Terry W. Thornton met with S. Russell Stubbs and representatives of G/E Capital to discuss FFE’s relationship with G/E Capital.

On April 2, Thomas M. Duff met with a representative of Daimler Financial for an update on FFE’s Daimler assets.  On such date, Thomas M. Duff, James M. Richards, Jr., and Terry W. Thornton also met with S. Russell Stubbs and representatives of Bank of America to discuss FFE’s relationship with Bank of America.

On April 9, Thomas M. Duff, James M. Richards, Jr., Terry W. Thornton, and Steve Kennedy had a conference call with S. Russell Stubbs, John T. Hickerson, and John McManama to discuss the claims evaluation.

On April 10, our counsel and FFE’s counsel met to discuss the proposed structure of the transaction.

On April 25, Thomas M. Duff, James E. Duff, James M. Richards, Jr., Terry W. Thornton, and our counsel discussed FFE’s publicly available financials with S. Russell Stubbs, John T. Hickerson, and John McManama.

On April 26, Stephens, Inc. advised us that FFE may condition continued discussions with us on our submission of a non-binding indication of interest.

On May 1, Thomas M. Duff had a phone call with Stephens, Inc. to discuss a potential meeting to make an offer.

On May 8, we made a non-binding proposal to the Special Committee of the Board of Directors of FFE to acquire all of the remaining issued and outstanding shares of FFE’s Common Stock not already owned by our affiliates at $2.00 per share.  The non-binding proposal was subject to various conditions, including further due diligence.  We requested a response within two weeks.  An amendment to our Schedule 13D was filed on May 10 to disclose the making of a proposal.  Such filing was previously discussed with FFE’s counsel.

On May 8, FFE’s counsel indicated that FFE would be willing to exempt us from the operation of FFE’s Rights Agreement.

On May 22, we discussed the May 8 non-binding proposal to acquire all of the remaining issued and outstanding shares of FFE’s Common Stock not already owned by our affiliates with the Special Committee of the Board of Directors of FFE.  At such meeting, the FFE Special Committee requested that we raise our proposed price to $2.30 to $2.35 per share.  Ultimately, we raised our proposed price to $2.15 per share, subject to various conditions, including further due diligence.  On May 24, we were told that, on May 23, the Board of Directors of FFE had determined that our revised proposal was sufficient to move forward with discussions and due diligence.  We filed an amended Schedule 13D to indicate that we were continuing our negotiations with FFE in this respect on June 3.  Such filing was previously discussed with FFE’s counsel.

During late May, we considered entering into a Letter of Intent providing for an exclusivity period.  We also considered asking certain shareholders to sign the Tender and Voting Agreements in advance of the execution of the Merger Agreement.  These ideas were discussed with FFE’s counsel, but none came to fruition.  Our counsel was informed on May 28 that the stockholders from whom we requested Tender and Voting Agreements, who are neither directors nor executive officers of FFE, would not sign the necessary confidentiality agreements.

On May 28, our counsel arranged a meeting with FFE’s lender to discuss financing possibilities going forward.  Such meeting occurred on June 6 and was attended by representatives of Bank of America, including its counsel, and representatives of FFE, including its counsel, but no agreements were reached.

On May 29, our counsel discussed the Tender and Voting Agreements and the waiver or termination of the change in control agreements with FFE’s counsel.

On June 10, FFE’s counsel met with our counsel, predominantly to discuss the termination of the Change in Control Agreements.  Our counsel was told they would be waived or terminated prior to the execution of the Merger Agreement.  FFE’s counsel indicated that FFE would like us to include a “Go Shop” provision in our draft of the Merger Agreement and a relatively low termination fee.  FFE’s counsel indicated that if we included a “Go Shop” provision, we would have matching rights.  FFE’s counsel also asked for a “fiduciary out” in the Tender and Voting Agreements.  FFE’s counsel also indicated that the Board of Directors of FFE intended to accelerate the vesting of FFE Restricted Shares by Board resolution prior to the Acceptance Time.

On June 18, our counsel sent a letter to FFE’s counsel regarding recent stock awards, the Stephens, Inc. fee, and other recent expenditures and explaining that the cost of such items impacted the value per share that we were willing to pay.

On June 19, our counsel provided FFE with a draft Merger Agreement which did not include a fixed offer price due to concerns about potential dilution.  It did not include a “Go Shop” provision.  The termination fee was $1.5 million plus expenses.

On June 19, Thomas M. Duff spoke with S. Russell Stubbs to discuss the Stephens, Inc. fee and other recent expenditures and their impact on the price we were willing to pay.  On June 20, FFE’s counsel discussed such costs with our counsel.

On June 21, Russell Stubbs called Thomas Duff to discuss recent events in FFE litigation and other matters.

On June 24, our counsel received a revised draft of the Merger Agreement from FFE’s counsel.  It contained a requirement for a guarantee by our control persons, a “Go Shop” provision, a reduced termination fee of $750,000, and a requirement for continued Directors’ and Officers’ insurance, among other less significant changes.

On June 24, Thomas M. Duff spoke with Jerry T. Armstrong, Chairperson of the Special Committee of the Board of Directors of FFE, and they agreed that the Special Committee would consider a revised offer of $2.10 per share in light of the Stephens, Inc. fee and other recent expenditures.  Our alternative suggestion was either a reduction in expenses by $1 million or termination of negotiations.  This position was reaffirmed on June 25.

On June 25, we advised our counsel to stop working on the transaction.

On June 25, the Special Committee of the Board of Directors of FFE determined that our revised proposal was sufficient to move forward with discussions.  This decision was ratified by the full Board on June 26.  Jerry T. Armstrong communicated this decision to Thomas M. Duff on June 27.

On June 28, our counsel met with FFE’s counsel to discuss the draft merger agreement.  The primary topics of conversation were Directors’ and Officers’ insurance and indemnification of Officers and Directors, the “Go Shop” provision, the amendment to the Change of Control Agreement to except the Offer, a Guarantee by the control persons, and future employment arrangements for executive officers.  The process of discussing the proposed post-closing employment arrangements with FFE’s management was discussed by phone on July 1 by our counsel and FFE’s counsel.

On July 2, our counsel sent FFE’s counsel a revised draft of the merger agreement incorporating a “Go Shop” provision, providing for two years of continued Directors’ and Officers’ insurance, and other less significant changes.  It continued to omit any guarantee by the control persons and maintain the termination fee originally proposed.

On July 3, our counsel discussed terms of the Merger Agreement with FFE’s counsel which were the subject of the next revisions.  On the evening of July 3, we received a revised draft of the Merger Agreement from FFE’s counsel which lowered the termination fee to $750,000 plus certain expenses, referenced a “Keepwell Agreement,” shortened the length of certain time periods relating to takeover proposals, qualified certain disclosures with respect to materiality or knowledge of FFE, clarified timing on termination of the Merger Agreement, and narrowed certain of the conditions to the Merger, among other less significant changes.

On July 8, our counsel planned a meeting of the FFE Compensation Committee with FFE’s counsel to take place on July 11 and discussed the projected date of receipt of certain transaction documents.  On July 8, our counsel returned revised drafts of the amendment to the Change in Control Agreement, amendment to the Rights Agreement, and Keepwell Agreement to FFE’s counsel, all with minor changes.  On July 8, our counsel delivered a first draft of the Tender and Voting Agreement to FFE’s counsel.  Also on July 8, our counsel discussed terms of the Merger Agreement with FFE’s counsel which were the subject of the next revisions.

On July 9, our counsel emailed revisions to the draft merger agreement to FFE’s counsel.  Many of the changes suggested by FFE’s counsel were accepted.  However, as discussed the prior day, the termination fee was changed to $1.15 million plus certain expenses. Also, we amended the offer conditions with respect to certain litigation and the treatment of restricted stock awards.  Also, our counsel discussed Director and Officer insurance issues with FFE’s counsel.  On the evening of July 9, our counsel received a draft of the merger agreement from FFE’s counsel which amended the Director and Officer insurance provisions and limited the conditions to the offer with respect to certain litigation.  Our counsel discussed all such changes with FFE’s counsel on July 10, and principally agreed to all issues except the Director and Officer insurance provisions.

On July 11, Thomas M. Duff, James E. Duff, and our counsel met with Russell Stubbs, John Hickerson, Jerry Armstrong, and FFE’s counsel to discuss the offer conditions in the Merger Agreement related to litigation, Directors’ and Officers’ tail insurance policies, and post-closing employment arrangements with various officers of FFE.

On July 12, we were informed that the FFE Board of Directors approved the Merger Agreement and related agreements.  Execution versions of several transaction documents were exchanged.  Upon completion of certain due diligence, we exchanged executed transaction documents with FFE via our counsels.  The transactions were disclosed in a joint press release issued at 8:00 a.m. Central time on July 15.

11.             The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement.  This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference.  Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser, Merger Sub and our Control Persons — Available Information.”  Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The following discussion of the Merger Agreement is included to provide you with information regarding its terms.  Factual disclosures about us, Merger Sub, and FFE or any of their respective affiliates contained in this Disclosure Document or in their respective documents filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about us, Merger Sub, and FFE or any of their respective affiliates contained in the Merger Agreement.  The representations, warranties and covenants made in the Merger Agreement by us, Merger Sub, and FFE were qualified and subject to important limitations agreed to by us, Merger Sub, and FFE in connection with negotiating the terms of the Merger Agreement.  In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts.  The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in disclosure letters that were provided by each party to the other but are not publicly filed.  Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Disclosure Document, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Disclosure Document.

The Offer

The Merger Agreement provides that, subject to the satisfaction of the Minimum Condition and other conditions that are described in Section 15 — “Conditions to the Offer,” we will accept for payment, all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Time.  The initial Expiration Time will be midnight, Eastern time, on Friday, August 16, 2013.

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer” (the “Offer Conditions”).  The Offer conditions are for our sole benefit, and we may waive, in whole or in part, any condition to the Offer from time to time prior to the closing date of the Merger, in our or its sole discretion, provided that we may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) add to, or impose conditions to the Offer, other than the Offer Conditions, (v) amend or modify any of the Offer Conditions or any of the terms of the Offer in a manner adverse to the holders of shares of

Common Stock or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Merger Sub or us to consummate the Offer, the Merger or the other transactions contemplated under the Merger Agreement, (vi) waive or change the Minimum Condition or (vii) extend or otherwise change the Expiration Time in a manner other than as required or permitted by the Merger Agreement, in each case, without the prior written consent of FFE.

Extensions of the Offer; Subsequent Offering Period

The Merger Agreement provides that (a) we may extend the Offer for periods of not more than ten business days each (or such other number of business days as we and FFE may agree but not beyond the Termination Date), and, if requested by FFE, we shall extend the Offer from time to time in order to permit the satisfaction of all remaining conditions (subject to our right to waive any condition to the Offer [other than the Minimum Condition] in accordance with the Merger Agreement), if at any scheduled Expiration Time any condition to the Offer is capable of but has not been satisfied or waived (other than the Minimum Condition, which we may not waive), and (b) for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the Termination Date.  We may also elect to provide a subsequent offering period of not less than three business days nor more than 20 business days, during which time FFE’s shareholders whose Shares have not been tendered prior to the Expiration Time (or whose Shares were tendered and later withdrawn prior to the Expiration Time) may tender, but not withdraw, their Shares and receive the Offer Price.

FFE Board Recommendation

The FFE Board has, at a meeting duly called and held, unanimously (1) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of FFE and its shareholders, (2) approved the Merger Agreement and all of the transactions contemplated by the Merger Agreement, and (3) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, vote in favor of the approval of the Merger Agreement (item (3), the “FFE Board Recommendation”).

FFE’s Board of Directors

Promptly upon the Acceptance Time and all times thereafter, we will be entitled to designate a number of directors, to the extent permitted by applicable law and the rules of NASDAQ, rounded up to the next whole number, to the FFE Board that is equal to the product of (a) the total number of directors on the FFE Board (after giving effect to the directors designated by us) multiplied by (b) the percentage that the aggregate number of Shares beneficially owned by us bears to the total number of Shares then outstanding, and FFE will, upon our request at any time following the purchase of and payment for Shares pursuant to the Offer, take all actions necessary to (i) appoint to the FFE Board the individuals designated by us and permitted to be so designated as described above, including, but not limited to, promptly filling vacancies or newly created directorships on the FFE Board, promptly increasing the size of the FFE Board (including by amending FFE’s bylaws if necessary so as to increase the size of the FFE Board) and/or promptly securing the resignations of the number of its incumbent directors as are necessary or desirable to enable our designees to be so elected or designated to the FFE Board, and (ii) cause our designees to be so appointed at such time.

Top-Up Option

Pursuant to the Merger Agreement, FFE has granted to us the Top-Up Option, which is an option to purchase from FFE the Top-Up Option Shares.  The Top-Up Option may only be exercised by us, in whole and not in part, after the later of the Acceptance Time and the expiration of any subsequent offering period if we do not own in the aggregate at least 90% of the Shares and prior to the earlier of the Effective Time and the termination of the Merger Agreement; provided, however, that the obligation of FFE to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no law or order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise without shareholder approval; and (ii) we have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

The Top-Up Option is intended to expedite the timing of the consummation of the Merger by permitting the Merger to occur pursuant to Texas’ “short-form” merger statute, Section 10.006 of the TBOC, without any vote of FFE’s shareholders.  Pursuant to Texas’ “short-form” merger statute, the entities merging must be parent and subsidiary, and therefore, if this procedure is used, Purchaser would contribute its Shares to Merger Sub prior to such merger.

The aggregate purchase price payable for the Top-Up Option Shares will be determined by multiplying the number of Top-Up Option Shares by the Offer Price.  Such purchase price may be paid by us, at our election, (i) entirely in cash or (ii) by payment of the balance by executing and delivering to FFE a promissory note, with such terms and in such form as specified in the Merger Agreement, having a principal amount equal to the difference between the aggregate purchase price and the amount paid in cash, if any, or (iii) any combination of the above.

The Merger

The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions of the Merger Agreement, and in accordance with the TBOC, at the Effective Time:

•                  Merger Sub will be merged with and into FFE and, as a result of the Merger, its separate corporate existence will cease; and

•                  FFE will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of Purchaser.

Certificate of Formation; Bylaws; Directors and Officers of the Surviving Corporation.  At the Effective Time, (i) the certificate of formation of FFE will be amended and restated as provided in the Merger Agreement, (ii) the bylaws of FFE will be amended and restated as provided in the Merger Agreement and (iii) Merger Sub’s directors and officers immediately before the Effective Time will be the directors and officers of the Surviving Corporation.

Merger Closing Conditions.  Our obligations and the obligations of Merger Sub, on the one hand, and FFE, on the other hand, to effect the Merger are each subject to the satisfaction of each of the following conditions:

•                  the adoption of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the then outstanding Shares, if required by applicable law, or all conditions of Section 10.006 of the TBOC required to effect the Merger as a short-form merger have been satisfied;

•                  no federal or state court of the United States shall have issued any order that enjoins or otherwise prohibits consummation of the Merger, no other governmental authority shall have issued any order that enjoins or otherwise prohibits consummation of the Merger, which order would have a Purchaser Material Adverse Effect (as defined below) or an FFE Material Adverse Effect (as defined below) after giving effect to the Merger and there is not in effect any law (excluding any order) enacted, promulgated or deemed applicable to the Merger by any governmental authority which prohibits the consummation of the Merger;

•                  we have accepted for payment and paid for all Shares validly tendered pursuant to the Offer and not withdrawn; and

•                  all Offer Conditions shall have been fulfilled or waived by us.

Merger Consideration.  At the Effective Time, each Share then outstanding (other than the Excluded Shares (as defined below) and Shares that are held by any shareholder who properly perfect his or her right of dissent and appraisal in connection with the Merger (“Dissenting Shares”) as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) (each, an “Eligible Share”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Purchaser, Merger Sub, FFE or any of their respective parents or wholly-owned subsidiaries (each, an “Excluded Share”), which Shares will receive no consideration in exchange therefor.

Payment for Shares.  At least three business days before the Effective Time, Purchaser will designate a paying agent to make payment of the aggregate consideration payable in the Merger (the “Paying Agent”).  Immediately prior to the Effective Time and from time to time thereafter to the extent necessary, we will deposit or cause to be deposited with the Paying Agent, for the benefit of holders of Eligible Shares, sufficient funds necessary to pay the consideration payable in the Merger and any other amounts payable in connection with the Merger.

As promptly as practicable after the Effective Time and in no event later than five business days thereafter, we will cause the Paying Agent to send to each holder of Shares (other than Excluded Shares and Dissenting Shares) a letter of transmittal and instructions advising the shareholders how to surrender Eligible Shares represented by Share Certificates or book-entry (“FFE Book-Entry Shares”) in exchange for the consideration payable in the Merger, which is an amount per Share in cash equal to the Offer Price.  The Paying Agent will pay the consideration payable in the Merger to the holders of Eligible Shares upon surrender of a Share Certificate or Book-Entry Share, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions therein, and such other documents as may be required pursuant to such instructions.  Interest will not be paid or accrue in respect of the consideration payable in the Merger.  The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the shareholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within six months following the Effective Time, such cash will be delivered to Purchaser, upon its demand, and any shareholders who have not theretofore complied with Share exchange procedures in the Merger Agreement will thereafter look only to Purchaser and/or the Surviving Corporation, which will remain responsible for the payment of their claims for the consideration payable in the Merger, without interest, less any applicable withholding taxes.  Notwithstanding the foregoing, none of the Surviving Corporation, the Paying Agent, or Purchaser will be liable to any holder of Shares for any consideration payable in the Merger properly paid and delivered in respect of such Shares to a public official pursuant to abandoned property, escheat or other similar applicable law.

The transmittal instructions will include instructions if the shareholder has lost a Share Certificate or if it has been stolen or destroyed.  The shareholder will have to provide an affidavit to that fact and, if required by the Surviving Corporation, post a bond in a reasonable amount and upon such terms as may be required by the Surviving Corporation as indemnity against any claim that may be made against it in respect of such Share Certificate.

Treatment of FFE Equity Awards

At the Effective Time, each outstanding FFE Option, whether or not exercisable or vested, will be cancelled and converted into only the right to receive an amount in cash, without interest, equal to the excess, if any, of the Offer Price over the per share exercise price of the applicable FFE Option multiplied by the aggregate number of Shares that may be acquired upon exercise of such FFE Option (less applicable tax withholding). Unless additional options are granted prior to the Effective Time, we do not expect the positive variance in the foregoing sentence to be likely.  If the per share exercise price of any such FFE Option is equal to or greater than the Option Price, such FFE Option will be cancelled without any cash payment being made in respect thereof.

Each FFE Restricted Share that has not yet vested will become fully vested immediately prior to the Acceptance Time.  FFE Restricted Shares not tendered in the Offer will be treated the same as untendered common stock.

FFE shall make all tax withholdings on FFE Restricted Shares required by law (by repurchasing the applicable number of FFE Restricted Shares at the Offer Price if necessary).  Vesting of FFE Restricted Shares may cause the holder to recognize ordinary income.  Applicable tax withholding may not be sufficient to pay all taxes imposed upon a holder of FFE Restricted Shares as a result of vesting.

FFE Restricted Shares do not include performance-based restricted stock awards for the purposes of this Offer.  FFE has no outstanding performance-based restricted stock awards.  All such awards were terminated immediately prior to the execution of the Merger Agreement.

As promptly as practicable following the Effective Time and in any event not later than the third business day thereafter, Purchaser or the Surviving Corporation will cause the Paying Agent to mail a check (or transfer by wire transfer) to each applicable holder of an FFE Option, in such amount due and payable to such holder pursuant to the Merger Agreement in respect of such FFE Option.  Notwithstanding the foregoing, in lieu of these payments, Purchaser and the Surviving Corporation may direct the Paying Agent to pay the Surviving Corporation (or its designees) for (but only to the extent of) any amounts the Surviving Corporation elects to pay to each holder of an FFE Option in respect of the consideration payable therefor plus any amounts deducted and withheld with respect to any such amounts.

Representations and Warranties

The Merger Agreement contains representations and warranties of Merger Sub, us, and FFE.  Some of the representations and warranties in the Merger Agreement made by FFE are qualified as to materiality or FFE Material Adverse Effect (which is defined in the Merger Agreement as a “Company Material Adverse Effect” due to the differences in nomenclature therein).  For purposes of the Merger Agreement, a change, effect, event, development, occurrence, circumstance, condition or state of facts (an “Effect”), individually or in the aggregate with all other Effects, will be deemed to have an FFE Material Adverse Effect if such Effect (a) is, or would reasonably be expected to be or become, materially adverse to or has or could reasonably be expected to have or result in a material adverse effect on the business, assets, cash position, liabilities, financial performance or prospects, results of operations or condition (financial or otherwise) of FFE and its subsidiaries, taken as a whole or (b) prevents, materially impairs or materially delays the consummation of the Offer or the Merger or materially impairs the ability of FFE to perform its obligations under this Agreement, provided that any Effect attributable to or arising from the following will not be taken into account in determining whether an FFE Material Adverse Effect has occurred or would reasonably be likely to occur:

•                  any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, except to the extent such changes adversely affect FFE and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in FFE’s and its subsidiaries’ industries;

•                  changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

•                  changes in interest, currency or exchange rates or the price of any commodity, security or market index except to the extent such changes adversely affect FFE and its subsidiaries taken as a whole, in a disproportionate manner relative to other participants in FFE’s and its subsidiaries’ industries;

•                  changes in United States generally accepted accounting principles (“GAAP”) or other accounting principles or requirements, or standards, interpretations or enforcement thereof, except to the extent such changes adversely affect FFE and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in FFE’s and its subsidiaries’ industries;

•                  changes in FFE’s and its subsidiaries’ industries in general or seasonal or cyclical fluctuations in the business of FFE or any of its subsidiaries except to the extent such changes adversely affect FFE and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in FFE’s and its subsidiaries’ industries;

•                  any change in the market price or trading volume of any securities of FFE;

•                  the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war;

•                  the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, except to the extent such changes adversely affect FFE and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in FFE’s and its subsidiaries’ industries;

•                  any legal actions arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•                  the announcement or pendency or existence of the Merger Agreement, the identity of the parties to the Merger Agreement or any of their respective affiliates or representatives;

•                  compliance by FFE and its subsidiaries with the terms of the Merger Agreement, including the failure to take any action restricted by the Merger Agreement;

•                  any actions taken, or not taken, by us, our affiliates or any of our respective officers, directors, managers, employees, attorneys, or agents, any actions taken, or not taken, by FFE, its affiliates or any of its respective officers, directors, managers, employees, attorneys or agents with the consent, waiver or at the request of Purchaser or any action taken, or not taken, to the extent expressly permitted by the Merger Agreement;

•                  any matter or action resulting from or related to any breach of the Confidentiality Agreement by Purchaser, Merger Sub, their affiliates or their representatives;

•                  the existence of any matter to the extent disclosed in FFE’s Disclosure Letter prior to the date of the Merger Agreement, provided this exception will apply to such matter only to the extent disclosed to Purchaser and will not apply to subsequent developments with respect to such matter; or

•                  any Effect that is cured by FFE promptly and prior to termination of the Merger Agreement.

In the Merger Agreement, FFE has made customary representations and warranties to Merger Sub and us with respect to, among other things:

•                  the due organization, valid existence, good standing and qualification to do business of FFE and its subsidiaries;

•                  corporate authorization and validity of the Merger Agreement;

•                  FFE’s organizational documents;

•                  FFE’s subsidiaries and minority investments;

•                  required government filings, approvals and notices;

•                  the absence of any required consents for or any conflict between the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement, and the organizational or governing documents or certain agreements of FFE and its subsidiaries;

•                  FFE’s capitalization;

•                  shareholder votes required to approve the Merger Agreement, if shareholder approval is required;

•                  FFE’s SEC filings;

•                  FFE’s financial statements;

•                  the absence of material undisclosed liabilities;

•                  the absence of certain changes or events;

•                  the absence of undisclosed material litigation or other legal proceedings, claims or investigations;

•                  material contracts and the absence of any defaults under material contracts;

•                  that the Rights Agreement is inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement and any amendment to the Rights Agreement is valid and enforceable;

•                  employee benefit matters, including the status of employee benefit plans;

•                  labor relations;

•                  tax matters, including filings of material tax returns and payment of material taxes;

•                  environmental matters, including compliance of FFE and its subsidiaries with applicable environmental laws;

•                  intellectual property matters, including the absence of infringement of rights of others;

•                  real property and personal property;

•                  compliance with applicable laws and regulatory requirements, including possession of all necessary governmental licenses and permits, and compliance with anti-bribery laws;

•                  the inapplicability of any anti-takeover law to the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•                  the receipt by the FFE Board of a fairness opinion from Stephens, Inc.;

•                  parties entitled to brokerage, finder’s or other similar fee or commission based on FFE’s arrangements;

•                  the absence of certain undisclosed transactions with affiliates;

•                  the absence of material untrue statements or omissions in FFE’s Schedule 14D-9 and any proxy statement relating to the Merger;

•                  insurance coverage; and

•                  certain representations that are not made by FFE.

Some of the representations and warranties in the Merger Agreement made by Merger Sub and us are qualified as to materiality or Purchaser Material Adverse Effect.  For purposes of the Merger Agreement, a Purchaser Material Adverse Effect (which is defined in the Merger Agreement as a “Parent Material Adverse Effect” due to the differences in nomenclature therein) is any Effect that, individually or in the aggregate with other Effects prevents, impairs or materially delays the consummation by Purchaser or Merger Sub of the Offer, the Merger or the other transactions contemplated under the Merger Agreement or prevents or materially impairs or delays the ability of Purchaser or Merger Sub to perform their obligations under the Merger Agreement or to exercise ownership rights with respect to the shares or the Surviving Corporation.  In the Merger Agreement, Purchaser or Merger Sub have made customary representations and warranties to FFE with respect to, among other things:

•                  the organization, valid existence and good standing of Purchaser and Merger Sub;

•                  corporate authorization and validity of the Merger Agreement;

•                  required government filings, approvals and notices;

•                  the absence of any conflict, violation or contravention between the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement, and our organizational or governing documents and those of Merger Sub or applicable laws;

•                  Merger Sub’s capitalization and its purpose of formation;

•                  the absence of any action by Merger Sub or us that would cause the restrictions on business combinations under Subchapter M of Chapter 21 of the TBOC to be applicable to the Merger Agreement, the Merger or any transactions under the Merger Agreement;

•                  absence of litigation;

•                  except as provided in the Merger Agreement, the absence of agreement or understanding concerning the transactions contemplated by the Merger Agreement between Merger Sub, us or our affiliates on the one hand, with any director of FFE on the other hand, including any that would adversely affect the ability of FFE or any of its directors to entertain, negotiate or participate in certain takeover proposals for FFE;

•                  availability of funds necessary to perform our respective obligations under the Merger Agreement, including the payment of all amounts to be paid by us or Merger Sub in connection with the Merger, including, the aggregate Offer Price and consideration payable in the Merger;

•                  other than the Merger Agreement, there being no agreements or understandings concerning the transactions contemplated by the Merger Agreement or the operations of FFE after the Effective Time between Merger Sub, us or our affiliates on the one hand, with any member of FFE’s management, board of directors or their respective affiliates;

•                  parties entitled to brokerage, finder’s or other similar fee or commission based on Merger Sub or our arrangements;

•                  the absence of untrue statements or omissions of material facts in this Disclosure Document or the information provided by us to be included in FFE’s Schedule 14D-9, Schedule 14F-1, or proxy statement; and

•                  certain representations and warranties that are not made by Merger Sub and us.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business of FFE

The Merger Agreement provides that, prior to the earlier of the Effective Time or termination of the Merger Agreement, except as contemplated by the Merger Agreement, as set forth in FFE’s disclosure letter, or as required by applicable law, without our prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, the business of FFE and its subsidiaries shall be conducted in the ordinary course of FFE’s and its subsidiaries’ business consistent with past practice, and in compliance in all material respects with applicable law and FFE shall, and shall cause each of its subsidiaries to use its reasonable best efforts to maintain and preserve intact its business organization and assets, to retain the services of its current officers and key employees (no increases in any compensation, including any incentive, retention or similar compensation will be required for this purpose) and to preserve the good will of its material customers, suppliers and other persons with whom FFE has material business relationships.

Without limiting the generality of the foregoing, and except as otherwise contemplated by the Merger Agreement, as set forth in FFE’s disclosure letter, or as otherwise required by applicable law, prior to the earlier of the Effective Time or termination of the Merger Agreement, FFE has agreed to not, and has agreed to cause its subsidiaries to not, take any of the following actions, without the prior written consent of Purchaser (which may not be unreasonably withheld, delayed or conditioned in certain of the following):

•                  amend its organizational documents or the organizational documents of its subsidiaries on any manner adverse to Purchaser or Merger Sub;

•                  make, declare, set aside or pay any dividend or make any other distribution in respect of any shares of FFE’s capital stock; other than dividends and distribution by wholly-owned subsidiaries of FFE to FFE or to any other wholly-owned FFE subsidiary;

and, with certain exceptions:

•                  adjust, split, combine or reclassify its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•                  redeem, purchase, otherwise acquire, pledge, accelerate rights under, dispose of or encumber, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•                  grant any person any right or option to acquire any shares of its capital stock or issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities;

•                  enter into any contract with respect to the sale, voting, registration or repurchase of its capital stock (subject to certain exceptions set forth in the Merger Agreement);

•                  (i) increase the compensation or benefits payable or to become payable to any of its directors, officers or employees, except for immaterial increases in salaries or hourly wage rates for officers or employees arising in the ordinary course of business, (ii) grant any severance or termination pay to any of its directors, officers or employees, (iii) renew or enter into any new employment or severance agreement with any of its directors, officers or employees, (iv) establish, adopt, enter into, amend, renew or terminate any FFE benefit plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of the Merger Agreement, would be an FFE Benefit Plan, (v) hire any person as or promote any person to be an officer or an employee with a designation of “Vice President” or above, or elect any director of FFE, (vi) hire or promote any employee who is not an officer or any employee with a designation below “Vice President,” except to fill a vacancy in the ordinary course of FFE’s business, (vii) subject to other restrictions, make or forgive any loan or advance to employees or directors (other than loans or advances of reasonable travel expenses in the ordinary course of FFE’s business), (viii) declare or pay any discretionary bonuses to any employee of FFE, (ix) modify or forgive any amount receivable pursuant to split dollar insurance agreements,  (x) except as set forth in writing by FFE for the express purpose of communications with employees of FFE, or any of its subsidiaries, in each case, make any representation or commitment to, or enter into any agreement with any employee of FFE or any of its subsidiaries with respect to compensation, benefits, or terms of employment to be provided by FFE, Purchaser, or any of their subsidiaries subsequent to closing of the Merger, (xi) except as required by the Merger Agreement, accelerate any rights or benefits under any FFE benefit plan, except as required pursuant to the terms of such FFE benefit plan except, in the case of each of clauses (i) through (xi), as required under applicable law, the Merger Agreement or (1) any FFE benefit plan or (2) other agreement in effect on the date of the Merger Agreement (in the case of (1) and (2) that have been disclosed in FFE’s disclosure letter to us);

•                  (i) acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, or any equity interest therein, or (ii) acquire material assets other than in the ordinary course of business consistent with past practices, subject to certain exceptions;

•                  sell, lease, license, transfer, pledge, encumber, grant or dispose of any material (individually or in the aggregate) assets, including the capital stock of subsidiaries of FFE, other than (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of non-material, used, excess or obsolete equipment in the ordinary course of business consistent with past practice, or (iii) certain permitted liens, or (iv) pursuant to any contract existing and in effect as of the date of the Merger Agreement and disclosed to Purchaser in FFE’s disclosure letter;

•                  authorize, enter into, renew, extend, terminate or amend, or waive, release or assign any material rights or claims with respect to certain material contracts; fail to use commercially reasonable efforts to enter into commitments for diesel fuel; enter into hedging contracts other than in compliance with FFE’s risk management policy; enter into any future contract other than for purposes of hedging the price of diesel fuel; enter into any futures contract for diesel fuel having a delivery date that is more than twelve months from the date of such contract; enter into a contract with respect to transportation, warehousing or packaging (other than in the ordinary course of business consistent with past practice); or amend FFE’s risk management policy;

•                  with certain exceptions, (i) make any material tax election inconsistent with past practice, (ii) change any material tax election already made, (iii) settle or compromise any material tax liability, (iv) file any amended tax return with respect to any material tax, (v) change any annual tax accounting period, (vi) enter into any closing agreement relating to any material tax, (vii) elect installment sale treatment for any transaction for the tax year ending December 31, 2012 or thereafter, (viii) make any material change in any tax accounting method; (ix) change the tax classification of any entity; or (x) liquidate any entity in any transaction that would be a deemed liquidation of any entity for tax purposes;

•                  make any loans, advances or capital contributions to, or investments in, any other person with certain exceptions;

•                  change its accounting policies or procedures, in each case other than as required by GAAP or applicable law;

•                  without our consent, waive, release, assign, settle or compromise any legal action unless (i) the monetary damages payable by FFE exclusive of workman’s compensation claims and immaterial consumer complaints resulting from such waiver, release, assignment, settlement or compromise in excess of amounts reimbursed or paid by insurance is less than $250,000 individually or $1,000,000 in the aggregate, or (ii) such waiver, release, assignment, settlement or comprise would not result in any equitable or other non-monetary relief that would have a material impact on the business of FFE and its Subsidiaries taken as a whole or the transactions contemplated by the Merger Agreement;

•                  enter into any new line of business or make any capital contribution or investment in any joint venture or other person;

•                  incur any indebtedness for or enter into any contract for the incurrence of indebtedness (including any debenture, note, letter of credit or loan), or issue or sell any debt securities or warrants or other rights to acquire any debt securities of FFE or any of its subsidiaries (collectively, “Indebtedness”), or incur any Indebtedness for or issue any debt securities or assume or guarantee (whether directly, contingently or otherwise) the Indebtedness of any other person, in each case, other than the incurrence of Indebtedness under and in accordance with the terms of FFE’s credit agreement or the incurrence of Indebtedness between FFE and any wholly-owned subsidiary or among wholly-owned subsidiaries;

•                  make or authorize any capital expenditures in excess of $25,000 individually, or $100,000 in the aggregate, except as disclosed in FFE’s disclosure letter or as reasonably required to repair or replace assets which have malfunctioned or suffered casualty or to respond to safety concerns or comply with applicable law or which are used, obsolete, or excess equipment that will be sold in the ordinary course of business consistent with past practice;

•                  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of FFE or any subsidiary (other than the Merger or as expressly provided in the Merger Agreement);

•                  at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act or any comparable state or local law, (i) effectuate a “plant closing” (as defined in the WARN Act or any comparable state or local law) affecting any single site of employment or one or more facilities or operating units within any single site of employment of FFE or any of its subsidiaries; (ii) effectuate a “mass layoff” (as defined in the WARN Act or any comparable state or local law) at any single site of employment or one or more facilities or operating units within any single site of employment of FFE or any of its subsidiaries or (iii) otherwise terminate or lay off employees in such numbers as to give rise to material liabilities under the WARN Act or any comparable state or local law;

•                  cancel or amend any life insurance contract or split dollar agreement or fail to pay premiums when due on any life insurance contract owned by FFE and/or any of its subsidiaries or under any split dollar insurance arrangement to which FFE or its subsidiaries is a party;

•                  grant or agree to provide, or enter into any agreement relating to, any new right to indemnification, advancement of expenses or exculpation to present or former directors, officers or employees of FFE or any of its subsidiaries, and the fiduciaries of any FFE benefit plan (except for customary undertakings with respect to exercising any existing indemnification rights) including, without limitation, new or enhanced directors’ and officers’ insurance; or

•                  agree to do, or authorize, any of the foregoing.

No Solicitation

FFE has “Go Shop” rights for a period of ten (10) business days (the “Solicitation Period End Date”) after the date of the Merger Agreement.  During such time, FFE may (i) initiate, solicit, facilitate and encourage Takeover Proposals (as defined below) and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or any other proposals that could reasonably be expected to lead to a Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.  From and after the Solicitation Period End Date, FFE and its representatives may maintain discussion and negotiations with any person who made a written Takeover Proposal received prior to the Solicitation Period End-Date, which FFE’s Board has determined in good faith, after consultation with outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal (as defined below).

FFE has agreed that from the date of the Solicitation Period End Date neither it nor its subsidiaries will, and each will instruct their representatives acting on their behalf not to:

•                  solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or indications of interest regarding, or the making of any proposal or offer that constitutes, or that would reasonably be expected to lead to, a Takeover Proposal;

•                  enter into or participate in any discussions (other than to state that FFE is not permitted to have discussions) with any person that has made (A) a Takeover Proposal, with respect to such Takeover Proposal, or (B) an inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal, with respect to such Takeover Proposal;

•                  approve, endorse or recommend any Takeover Proposal; or

•                  enter into any letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar document or any contract contemplating or otherwise relating to any Takeover Transaction (as defined below).

However, except as otherwise permitted by the Merger Agreement, until the Acceptance Time and following the receipt by FFE of a bona fide written Takeover Proposal, so long as FFE shall not have in connection with such Takeover Proposal breached the provision of the Merger Agreement with respect to FFE’s obligation not to solicit Takeover Proposals, (i) the FFE Board is permitted to participate in discussions regarding such Takeover Proposal solely to clarify the terms of such Takeover Proposal and to enter into a confidentiality agreement (on terms no less favorable, except with respect to standstill provisions, in the aggregate to FFE than those contained in FFE’s confidentiality agreement with us and our affiliates) with the party making such Takeover Proposal and (ii) if the FFE Board determines in good faith (A) that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) or (y) below with respect to such Takeover Proposal would be inconsistent with its fiduciary duties under applicable law, and (C) prior to furnishing any access or non-public information to, or entering into discussions with the person who has made such Takeover Proposal, Purchaser receives written notice from FFE of the identity of such person and of FFE’s intention to furnish access or non-public information to, or enter into discussions with, such person, then FFE may, in response to such Takeover Proposal, (x) furnish access and non-public information with respect to FFE and any of its subsidiaries to the person who has made such Takeover Proposal pursuant to a confidentiality agreement, so long as any written material non-public information provided under this clause (x) has previously been made available to Purchaser or is made available to Purchaser substantially concurrently with the time it is made available to such person, and (y) participate in discussions and negotiations regarding such Takeover Proposal.  Notwithstanding anything to the contrary in the Merger Agreement, the FFE Board shall be permitted, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, to modify, waive, amend or release any existing standstill obligations owed by any person to FFE or any of its subsidiaries; provided, however, that concurrently with the waiver, amendment or release of any standstill obligations, FFE shall to a similar extent waive, amend or release Purchaser’s standstill obligation.  Without limiting the foregoing, FFE and its representatives are permitted, at any time prior to the Acceptance Time, and without the requirement of having first received an unsolicited Takeover Proposal, to waive any standstill obligation owed by any person to FFE to the extent necessary to allow such person to make a Takeover Proposal.

For purposes of the Merger Agreement, “Takeover Proposal” means any inquiry, proposal or offer by a person other than Purchaser or its affiliates, relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving FFE and/or any of its subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of FFE and/or its subsidiaries, taken as a whole, (iii) a purchase, sale, transfer, exchange or issuance of shares of capital stock or other securities, or rights to acquire capital stock or other securities, in a single transaction or series of related transactions, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of FFE, or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

For purposes of the Merger Agreement, “Takeover Transaction” means any transaction or series of transactions involving the events described in subclauses (i) through (v) above in the definition of Takeover Proposal.

For purposes of the Merger Agreement, “Superior Proposal” means any bona fide written Takeover Proposal not solicited or initiated in violation of the provision of the Merger Agreement with respect to FFE’s obligation not to solicit Takeover Proposals which (i) relates to 100% of the outstanding shares of common stock or all or substantially all of the assets of FFE and its subsidiaries and (ii) the FFE Board determines, in consultation with its legal and financial advisors, (A) is on terms and conditions more favorable, from a financial point of view, to the shareholders of FFE (in their capacities as shareholders) than those contemplated by the Merger Agreement (including any alterations to the Merger Agreement agreed to in writing by Purchaser and Merger Sub in response thereto) and (B) is reasonably likely to be consummated (if accepted) on the terms set forth in the proposal; provided, however, that a Superior Proposal may consist of multiple Takeover Proposals that are contemplated to be completed substantially concurrently and that, taken together, satisfy all of the requirements set forth in this definition.

From and after the date of the Merger Agreement, FFE has agreed to promptly (and in no event later than twenty-four (24) hours after receipt of any Takeover Proposal, any written indication of interest that could reasonably be expected to lead to a Takeover Proposal or any written request for non-public information), advise Purchaser orally and in writing of such Takeover Proposal, any written indication of interest that could reasonably be expected to lead to a Takeover Proposal or any written request for non-public information relating to FFE, including (A) the identity of the Person making or submitting such Takeover Proposal, inquiry, indication of interest or request and (B) the material terms and conditions of such Takeover Proposal and such other facts included in such Takeover Proposal as would be material to an evaluation of such Takeover Proposal.  After receipt of the Takeover Proposal, written inquiry, written indication of interest or written request, FFE has agreed to keep Purchaser reasonably informed of the status and terms of any such Takeover Proposal, written inquiry, written indication of interest or written request (including notice of all material amendments or proposed material amendments thereto)

and provide to Purchaser the material terms and conditions and such other facts subsequently provided to FFE or its representatives as would be material to an evaluation of such Takeover Proposal, written inquiry, written indication of interest or written request.

After the Solicitation Period End Date, FFE has agreed to immediately cease and cause to be terminated any existing discussions with any person that relate to any Takeover Proposal or any inquiry or indication of interest that could lead to any Takeover Proposal and has agreed to immediately close and permit no further access to its electronic data room (but shall permit us continued access).  FFE has agreed to promptly (but in no event later than five business days following the Solicitation Period End Date) demand that each person that has heretofore executed a confidentiality agreement with FFE or its representatives with respect to such person’s consideration of a possible Takeover Proposal (other than agreements that have expired by their terms) to immediately return or destroy all confidential information furnished by FFE or any of its representatives to such person in accordance with the terms of such person’s confidentiality agreement with FFE.

FFE Board’s Recommendation; Adverse Change Recommendation

The FFE Board has made the FFE Board Recommendation that the holders of the Shares accept the Offer, tender their Shares into the Offer and, if required by applicable law, vote for approval of the Merger Agreement.  The FFE Board has also agreed, subject to the terms of the Merger Agreement, to include the FFE Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the FFE Board Recommendation in this Disclosure Document and documents related to the Offer.

In addition, except as expressly permitted by the Merger Agreement, neither the FFE Board nor any committee thereof may:

•                  withdraw (or modify in a manner adverse to us), or publicly propose to withdraw (or modify in a manner adverse to us), the FFE Board Recommendation or approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal; or

•                  approve, recommend or declare advisable, or propose or resolve to approve, recommend or declare advisable, or allow FFE or any of its subsidiaries to execute or enter into any contract (other than those permitted by the Merger Agreement) constituting or related to, or that is intended to or would be reasonably likely to lead to, any Takeover Transaction, or requiring FFE to abandon or terminate the transactions contemplated by the Merger Agreement.

Any actions described above are referred to as an “Adverse Change Recommendation.”

However, at any time prior to the Acceptance Time, the FFE Board may make an Adverse Change Recommendation (in connection with a Takeover Proposal or otherwise) if:

•                  FFE is not in breach of the non-solicitation provisions of the Merger Agreement in connection with such Adverse Change Recommendation;

•                  the FFE Board determines in good faith, after consultation with FFE’s outside legal counsel, that the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the FFE Board under applicable law;

•                  Purchaser shall have received from FFE prior written notice of FFE’s intention to make an Adverse Change Recommendation at least three (3) business days prior to making any Adverse Change Recommendation (a “Change of Recommendation Notice”); and

•                  if the Adverse Change Recommendation is made in connection with a Takeover Proposal, and the FFE Board shall have determined in good faith, after consultation with its financial advisor, that such Takeover Proposal constitutes a Superior Proposal, then FFE must have complied with the following requirements: (A) FFE must have provided to Purchaser the material terms and conditions of such Takeover Proposal and such other facts included in such Takeover Proposal as would be material to an evaluation of such Takeover Proposal, (B) FFE must have given Purchaser three (3) business days after Purchaser’s receipt of the Change of Recommendation Notice to propose revisions to the terms of the Merger Agreement or make other proposals and shall have negotiated in good faith with Purchaser (and caused its representatives to negotiate with Purchaser) with respect to Purchaser’s proposed revisions or other proposals, if any, so that the Takeover Proposal would no longer constitute a Superior Proposal and (C) after considering the results of negotiations with Purchaser and taking into account the proposals made by Purchaser, if any, and after consultation with its outside legal counsel, the FFE Board must have determined, in good faith, that such Takeover Proposal remains a Superior Proposal and that the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the FFE Board under applicable law.

In the event of a material amendment to a Takeover Proposal that has already been subject to the procedures described above, it will then be subject to the same procedures, provided that the period of negotiation given to Purchaser will be two (2) business days after Purchaser’s receipt of written notice from FFE.  However, in no event will the aggregate period of negotiation for any Takeover Proposal (including any amendments thereto) exceed ten (10) business days.

Issuance of any “stop, look and listen” communication by or on behalf of FFE which does no more than comply with the requirements of Rule 14d-9(f) and any other action (unless the substance thereof  makes such an action an Adverse Change Recommendation) taken by FFE in compliance with Rules 14d-9, 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act shall not in and of itself be considered an Adverse Change Recommendation that requires the giving of a Change of Recommendation Notice or compliance with the procedures described in the paragraph above.  Neither FFE nor the FFE Board is permitted to recommend that FFE’s shareholders tender any securities in connection with any tender or exchange offer or otherwise approve, endorse or recommend any Takeover Proposal, unless in each case, in connection therewith, the FFE Board effects an Adverse Change Recommendation in accordance with the terms of the Merger Agreement.

Actions in Connection with Long-Form Merger

Unless the Merger is consummated in accordance with the “short-form” merger provisions of Section 10.006 of the TBOC, following the Acceptance Time, approval of the Merger under the “long-form” merger provision of Section 21.452 of the TBOC requires that the Merger Agreement be approved by FFE’s shareholders.  Approval of the Merger Agreement requires the affirmative vote of holders of two-thirds of the outstanding Shares.  Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other shareholder of FFE.

If the adoption of the Merger Agreement by FFE’s shareholders is required by applicable legal requirements in order to consummate the Merger, then promptly following the later of (i) the Acceptance Time, and (ii) the expiration of any subsequent offering period, FFE has agreed to use commercially reasonable efforts to prepare a draft of the proxy statement, and once the draft is in a form reasonably acceptable to FFE and Purchaser, to file the proxy statement with the SEC.  FFE will use its reasonable best efforts to respond to any comments from the SEC and to cause the proxy statement, upon request of Purchaser after clearance of the proxy statement by the SEC, to be mailed to FFE’s shareholders as promptly as practicable.

FFE has agreed to, following clearance of the proxy statement by the SEC, subject to its right to make an Adverse Change Recommendation (as described above), as promptly as practicable call and hold a meeting of the holders of Shares to vote on the adoption of the Merger Agreement (the “FFE Shareholders Meeting”).  FFE has agreed to (a) use its reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of adoption of the Merger Agreement and (b) take all other action reasonably necessary or advisable to secure the required shareholder vote; provided, however, that FFE may postpone, recess or adjourn the FFE Shareholders Meeting: (i) with the consent of Purchaser; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which FFE Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by FFE’s shareholders prior to the FFE

Shareholders Meeting; or (iv) if FFE has provided a written notice to Purchaser pursuant to the provisions of the Merger Agreement with respect to an Adverse Change Recommendation and the latest deadline contemplated by those provisions with respect to such notice has not been reached.

However, if we own by virtue of the Offer or otherwise at least 90% of the outstanding Shares, FFE, Merger Sub and we have agreed to take all necessary and appropriate action to cause the Merger of Merger Sub to become effective as soon as reasonably practicable after such acquisition without a shareholders’ meeting in accordance with Section 10.006 of the TBOC.  Such necessary and appropriate action will include transferring Purchaser’s interest in FFE to the Merger Sub in order to effectuate the “Short Form” merger.

Reasonable Best Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law with certain exceptions described below, each of FFE, Merger Sub and Purchaser will, and will cause their respective affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the Offer and the conditions set forth in the Merger Agreement to each party’s obligation to effect the Merger are satisfied and to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, provided, however, that no party shall be obligated to waive any condition to the Offer or condition to the Merger.  The terms of this provision in the Merger Agreement will not limit FFE’s rights with respect to Adverse Change Recommendation or Takeover Proposals.

Consents, Filings and Further Action

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with applicable law, each of Purchaser and FFE will, and Purchaser will cause each of its affiliates to, use its reasonable best efforts (subject to certain exceptions) to promptly take any necessary action to obtain any consents, approvals or other authorizations, and make any filings and notifications required or deemed appropriate in connection with the transactions contemplated by the Merger Agreement (with certain limitations).  Purchaser and FFE will cooperate and consult with each other in connection with the making of any such filings and notifications, including, by providing copies of the non-confidential portions of all relevant documents to the non-filing party and its advisors before filing.  Neither Purchaser nor FFE will consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the Merger Agreement at the behest of any governmental authority without the consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned.

Each of Purchaser and FFE have agreed to promptly inform the other party upon receipt of any communication from any governmental authority regarding any of the transactions contemplated by the Merger Agreement.  If Purchaser or FFE (or any of their respective affiliates) receives a request for additional information from any governmental authority that is related to the transactions contemplated by the Merger Agreement, then such party will endeavor in good faith to make, or cause to be made, to the extent practicable and, after consultation with the other party, an appropriate response to such request.  No party will participate in any meeting or engage in any material substantive conversation with any governmental authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such governmental authority, the opportunity to attend or participate.

Fees, Expenses and Conveyance Taxes

Except as explicitly provided otherwise in the Merger Agreement, whether or not the Merger is consummated, all expenses (including those payable to representatives of the parties) incurred by any party to the Merger Agreement or on its behalf in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (“Expenses”) will be paid by the party incurring those Expenses, except that Expenses incurred in connection with the filing, printing and mailing of the FFE proxy statement for the FFE Shareholders Meeting will be paid by the Purchaser.

Takeover Statutes

Unless the FFE Board has withdrawn, modified or amended the FFE Board Recommendation, if any takeover statute is or becomes applicable to the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement, each of Purchaser, FFE and their respective boards of directors shall use reasonable best efforts to (a) ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in the Merger Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Resignation of Directors

At the closing of the Merger, FFE shall deliver to Purchaser evidence reasonably satisfactory to Purchaser of the resignation of all directors of FFE and its subsidiaries at the closing, in each case, effective at the Effective Time.

Rule 14d-10(d) Matters

FFE has agreed that, prior to the Acceptance Time and to the extent permitted by law, it will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by FFE or its subsidiaries on or after the date of the Merger Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Insurance

The Purchaser shall cause FFE after the Acceptance Time to purchase the Executive Liability and Entity Securities Liability and Fiduciary Liability policy and the Excess Run-Off policy with the carriers and for the premiums set forth in the binder provided by Regious Insurance, Inc., which provides for six (6) year “tail” coverage for directors and officers of FFE.  When such tail policies have been obtained, the Purchaser shall cause the Surviving Corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

In the event that Purchaser or the Surviving Corporation consolidates or merges with any other person and it is not the surviving entity of such consolidation or merger or if it transfers or conveys all or substantially all of its properties and assets to any other person, then, Purchaser and the Surviving Corporation shall take all necessary action so that the successors or assigns, as the case may be, shall succeed to the obligations set forth in the paragraph above.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to shareholder litigation, public announcements, access and confidentiality, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, stock exchange delisting and deregistration, FFE’s Rights Agreement, and FFE’s Change in Control Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•                  by mutual written consent of Purchaser and FFE;

•                  by either Purchaser or FFE by written notice to the other party if the Acceptance Time has not occurred by the close of business on the Termination Date; provided, that if the conditions to the Offer relating to certain court and governmental authority orders or proceedings has not been satisfied and all other conditions to the Offer are satisfied or are capable of being satisfied by such date, then either the Purchaser or FFE may elect, by notice to the other, to extend the Termination Date to December 27, 2013, provided that this right to terminate Merger Agreement will not be available to any party if the failure of such party to perform any of its obligations under the Merger Agreement in any material respect has been a principal cause of or resulted in the failure of the Offer to be consummated (such termination, a “Termination Date Termination”);

•                  by Purchaser or FFE by written notice to the other party if any antitrust order permanently enjoins or otherwise prohibits consummation of the Offer or the Merger and such antitrust order has become final and nonappealable;

•                  by Purchaser or FFE by written notice to the other party if (i) any order (other than an antitrust order) of any federal or state court of the United States of America permanently enjoins or otherwise prohibits consummation of the Offer or the Merger and such order has become final and nonappealable, or (ii) any other order (other than an antitrust order) permanently enjoins or otherwise prohibits consummation of the Offer or the Merger, and such order has become final and nonappealable;

•                  by Purchaser by written notice to FFE at any time prior to the Acceptance Time, if, whether or not permitted to do so, (i) the FFE Board makes an Adverse Change Recommendation, (ii) FFE fails to include the FFE Board Recommendation in the Schedule 14D-9, or (iii) the FFE Board fails to publicly reaffirm the FFE Board Recommendation within ten days after receipt of a written request by Purchaser to provide such reaffirmation following a publicly made Takeover Proposal or otherwise fails to actively oppose such Takeover Proposal (such termination, an “Adverse Change Recommendation Termination”);

•                  by Purchaser by written notice to FFE at any time before the Acceptance Time if (i) the FFE Board approves, endorses or recommends a Superior Proposal, or (ii) a tender offer or exchange offer for all outstanding shares of capital stock of FFE is commenced by another Person and FFE Board recommends in favor of such tender offer or exchange offer by its shareholders or does not recommend rejection of any such offer (such termination, a “Purchaser Superior Proposal Termination”);

•                  by Purchaser by written notice to FFE at any time before the Acceptance Time if FFE breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (i) would give rise to, if occurring or continuing at the Expiration Time, the failure of the conditions to the Offer and (ii) has not been cured by FFE (provided such breach is curable by FFE) within the earlier of the Termination Date and within 20 business days after FFE’s receipt of written notice of such breach from Purchaser, but only so long as neither Merger Sub nor us are then in material breach of our respective representations, warranties, covenants or agreements contained in the Merger Agreement (such termination, an “FFE Breach Termination”);

•                  by FFE by written notice to Purchaser at any time before the Acceptance Time if Merger Sub or Purchaser (i) breaches any of our respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach, individually or in the aggregate, would delay the consummation of the Offer beyond the Termination Date or prevent the consummation of the Offer or the Merger and (ii) has not been cured by Purchaser (provided such breach is curable by Purchaser) within the earlier of 20 business days after Purchaser’s receipt of written notice of such breach from FFE and the Termination Date, but only so long as FFE is not then in breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of a condition to the Offer (such termination, a “Purchaser Breach Termination”);

•                  by FFE by written notice to Purchaser at any time before the Acceptance Time if (i) all of the conditions to the Offer have been satisfied or waived as of the expiration of the Offer (including any extensions thereof in accordance with the Merger Agreement), and Purchaser fails to consummate the Offer promptly thereafter in accordance with the Merger Agreement and (ii) such failure shall not have not been cured by Purchaser within the earlier of three days after the receipt of written notice of such breach from FFE and the Termination Date (such termination, an “Offer Breach Termination”); or

•                  by FFE to accept a Superior Offer and enter into an agreement relating to such Superior Offer, if (i) such Superior Offer shall not have resulted from any breach of the Merger Agreement’s solicitation provisions, and (ii) FFE’s Board, after satisfying certain requirements, shall have authorized FFE to enter the agreement relating to the Superior Offer and (iii) FFE shall have paid the Termination Fees discussed below (such termination, an “FFE Superior Proposal Termination”).

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect, subject to certain designated provisions of the Merger Agreement that survive, including the confidentiality agreement between Purchaser, its affiliates, and FFE (which will remain in full force and effect in accordance with its terms) and the effect of termination, expenses and termination fee provisions and other miscellaneous provisions of the Merger Agreement.  The termination of the Merger Agreement does not relieve any party from any liability if such termination results from the failure of the party to perform its covenants, obligations or agreements contained in the Merger Agreement or intentional breach by the party of its representations or warranties contained in the Merger Agreement.

Termination Fees

FFE has agreed to pay Purchaser a termination fee of $1,150,000 (the “Termination Fee”) plus reimbursement for reasonable, documented out-of-pocket costs and expenses incurred by us or affiliates of the control persons of Purchaser (including out-of-pocket legal fees, other fees, and the expense of Purchaser’s control persons in supplying personnel used as consultants [not to exceed $250,000]) (such expenses, the “Expense Reimbursement Amount”):

•                  if the Merger Agreement is terminated by FFE pursuant to an FFE Superior Proposal Termination in which case payment shall be made concurrently with such termination;

•                  if the Merger Agreement is terminated by Purchaser pursuant to an Adverse Change Recommendation Termination or Purchaser Superior Proposal Termination in which case payment shall be made within two business days following such termination; or

•                  if (A) a Takeover Proposal shall have been publicly made or publicly proposed to FFE or otherwise publicly announced prior to or at the termination of the Merger Agreement and not subsequently withdrawn, (B) the Merger Agreement is terminated by either Purchaser pursuant to an FFE Breach Termination or FFE pursuant to a Termination Date Termination (unless FFE would have been entitled to terminate the Merger Agreement pursuant to a Purchaser Breach Termination but for such termination pursuant to an FFE Breach Termination or a Termination Date Termination) and (C) within 365 days following the date of such termination, FFE consummates any Takeover Proposal or enters into a contract providing for the implementation of any Takeover Proposal and the transaction is subsequently consummated, in which case payment shall be made within five Business Days following the date on which FFE consummates such Takeover Proposal.

FFE has agreed to pay us the Expense Reimbursement Amount if:

•                  the Merger Agreement is terminated by us pursuant to a FFE Breach Termination; or

•                  the Merger Agreement is terminated by FFE pursuant to a Termination Date Termination, and we have not breached any of our representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would permit FFE to terminate the Merger Agreement pursuant to a Purchaser Breach Termination (determined without giving effect to the notice and cure provisions contained therein) or an Offer Breach Termination.

Specific Performance

We and FFE are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled under the terms of the Merger Agreement, at law or in equity.

Governing Law

The Merger Agreement is governed by Texas law.

Other Agreements

The Tender and Voting Agreements

The following summary description of the Tender and Voting Agreements is qualified in its entirety by reference to the Tender and Voting Agreements, which Purchaser has filed by reference as exhibit (d)(2) to the Schedule TO, which you may examine and copy as set forth in “Section 8 — Certain Information Concerning Purchaser, Merger Sub, and Their Control Persons” above.

Concurrently with entering into the Merger Agreement, we and Merger Sub entered into Tender and Voting Agreements with executive officers of FFE (Stoney M. Stubbs, Jr., S. Russell Stubbs, and John T. Hickerson), which among other things obligate such persons, solely in their capacity as shareholders, (i) to restrict the transfer of their Shares except under certain circumstances, (ii) to vote their Shares in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, and (iii) to tender all their Shares in the Offer.  FFE is not a party to the Tender and Voting Agreements.  Based upon information provided by the executive officers and FFE, excluding options which have an exercise price equal to or greater than $3.59 per share, such persons beneficially owned, in the aggregate, 12.8% of all outstanding Shares as of July 16, 2013.

Confidentiality Agreement

The following summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, which Purchaser has filed as exhibit (d)(3) to the Schedule TO, which you may examine and copy as set forth in “Section 8 — Certain Information Concerning Purchaser, Merger Sub and Their Control Persons” above.

Duff Brothers Capital Corporation and an affiliate of its control persons, Investment Transportation Services, LLC, and FFE entered into a confidentiality agreement, effective as of March 13, 2013 (the “Confidentiality Agreement”).  Under the terms of the Confidentiality Agreement, we agreed that, subject to certain exceptions, any non-public information regarding FFE and its subsidiaries furnished to us or our representatives would, for a period of one year from March 13, 2013, be used by us and our representatives solely for the purpose of evaluating a potential negotiated transaction between us and FFE and would be kept confidential except as provided in the Confidentiality Agreement.  The Confidentiality Agreement also includes a standstill provision with respect to FFE Shares.

Amendment of Change in Control Agreements

Prior to the commencement of this Offer, FFE had Change in Control Agreements in place with several of its employees, which provided for sizable payments in the event of a change in control.  All such agreements were amended by FFE and the applicable officers on July 12, 2013 to exempt this Offer, the Merger, and any subsequent transfers among our affiliates.  In particular, each amendment revises the definition of a “change in control” that would trigger the payment obligations of FFE under the agreement to exclude (i) any transaction, including the Merger, with Thomas M. Duff, James E. Duff, or any of their affiliates, including the Purchaser (together, the “Duffs”) and (ii) any transaction that occurs while the Duffs are the beneficial owners of more than 15% of the Company’s outstanding Common Stock.  In accordance with this amendment, the Change in Control Agreements will terminate six (6) months after the Acceptance Time.  No payments are to be made or have been made to the executive officers under the terminated Change in Control Agreements by us, Merger Sub, FFE, or any affiliates of the foregoing.

Supply Relationship

FFE has purchased a significant amount of tires from Southern Tire Mart, LLC, an affiliate of the control persons of Purchaser.  Southern Tire Mart, LLC is not a control person of Purchaser, Merger Sub, or their control persons.  None of the Purchaser, Merger Sub, or their control persons have had transactions with FFE or its affiliates (including its officers and directors) in the last two years.

12.    Purpose of the Offer; Plans for FFE.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, FFE while allowing FFE’s shareholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer.  If the Offer is consummated, we, Merger Sub and FFE expect to consummate the Merger as promptly as practicable in accordance with the TBOC. At the Effective Time, FFE will become a wholly-owned subsidiary of Purchaser.

Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in FFE and will no longer participate in the future growth of FFE.  If the Merger is consummated, the current holders of Shares will no longer have an equity interest in FFE and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Subchapter H of Chapter 10 of the TBOC.

As soon as possible after the consummation of the Offer, we, Merger Sub and FFE expect to consummate the Merger pursuant to the Merger Agreement.  Pursuant to the Merger Agreement, at any time on or after the Acceptance Time, we may exercise the Top-Up Option to purchase from FFE, subject to certain limitations, the Top-Up Option Shares in order to merge us into FFE without any vote of FFE’s shareholders in accordance with the “short-form” merger provisions of Section 10.006 of the TBOC.  Immediately following the exercise of the Top-Up Option, the number of Shares owned in the aggregate by us would constitute at least one Share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Top-Up Option Shares pursuant to the Top-Up Option.  See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option” and Section 17 — “Certain Legal Matters; Regulatory Approvals — ‘Short-Form’ Merger.”

If, after the Acceptance Time, we do not own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, we may elect to require FFE to effect the Merger under the “long-form” merger provision of Section 21.452 of the TBOC which requires that the Merger Agreement be adopted by FFE’s shareholders.  The FFE Board has unanimously recommended that FFE’s shareholders accept the Offer and tender their Shares into the Offer and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.  Adoption of the Merger Agreement requires the affirmative vote of holders of two-thirds of the outstanding Shares.  Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other shareholder of FFE.  No interest will be paid for Shares acquired in the Merger.  See Section 11 — “The Merger Agreement; Other Agreements — Actions in Connection with Long-Form Merger” and Section 17 — “Certain Legal Matters; Regulatory Approvals — ‘Short-Form’ Merger.”

Except as provided in the Letter of Transmittal, this Offer does not constitute a solicitation of proxies, and we are not soliciting proxies at this time.

Plans for FFE

The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into FFE and that, following the Merger and until thereafter amended, the certificate of formation and bylaws attached to the Merger Agreement, which are substantially similar to Merger Sub’s governing documents, will be the certificate of formation of the Surviving Corporation and the bylaws of the Surviving Corporation until thereafter amended.

Merger Sub’s directors immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time and Merger Sub’s officers at such time will become the only officers of the Surviving Corporation.  See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.”

We are conducting a detailed review of FFE and its assets, operations, and management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of this Offer.  We will continue to evaluate the business and operations of FFE during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing.  Thereafter, we intend to review such information as part of a comprehensive review of FFE’s business, operations, and management with a view to optimizing development of FFE’s potential in conjunction with the existing businesses of the control persons of Purchaser.  As a result of this review, it is possible that we could implement changes to FFE’s business or capitalization that could involve consolidating and streamlining certain of FFE’s operations and reorganizing or disposing of other businesses and operations, including the integration of certain of FFE’s operations or assets with an existing transportation business, KLLM Transport Services, LLC, an affiliate of the control persons of Purchaser.  Such actions may result in non-driver terminations and may trigger WARN Act disclosures.  In addition, Purchaser may cause a transfer of assets of FFE or its subsidiaries to various of the affiliates of its control persons who are also active in the trucking business.  We plan to continue, but reduce the amount of, the line of credit FFE maintains at Bank of America.   We reserve the right to change our plans at any time as we deem appropriate.

Except as described above or elsewhere in this Disclosure Document, we do not have any other present plans or proposals that would relate to or result in (i) any extraordinary transaction involving FFE or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of FFE or any of its subsidiaries, (iii) any change in the FFE Board or management of FFE, (iv) any material change in FFE’s capitalization or dividend rate or policy or indebtedness, (v) any material change in FFE’s corporate structure or business, (vi) any class of equity securities of FFE being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of FFE becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

Employee Matters

From the closing date of the Merger until December 31, 2013 (the “Continuation Period”), Purchaser expects that it will, or will cause the Surviving Corporation and each of their respective subsidiaries and affiliates to, offer employees of FFE or any of its subsidiaries, including any individual on short-term disability leave immediately prior to the Effective Time (each, an “Employee”), benefit plans at least as favorable, in the aggregate, as the existing FFE benefit plans (excluding any equity based compensation plans and bonus and incentive compensation plans) in effect immediately prior to the Effective Time.  We expect to continue the FFE 401(k) plan at least through the Continuation Period.  However, we reserve our right or obligation to make such changes as are necessary to comply with applicable law.

For purposes of employee benefit plans for any Employee after the Effective Time (the “New Plans”), each Employee will receive full credit for such Employee’s years of service with FFE and its subsidiaries before the Effective Time for the determination of vacation or paid time off, and for calculation of severance, if applicable, under the New Plans.  While we currently intend to provide benefits to Employees under New Plans from and after the Continuation Period, which will be based upon existing plans of affiliates of our control persons for similarly situated employees, we are under no obligation to provide any benefit plans.

After the Effective Date, we plan to employ S. Russell Stubbs and John Hickerson, but neither will receive an employment agreement and both will remain “at will” employees.  Pursuant to our discussions with Mr. Stubbs and Mr. Hickerson, each will receive salaries equaling $350,000 and $300,000, respectively.  Also, each of Mr. Stubbs and Mr. Hickerson will receive retention bonuses, of $700,000 and $600,000, respectively, which are payable ratably over four (4) years and vest after one year unless the employee resigns or is terminated for cause.  Each will receive a company vehicle each year.  We plan to implement a performance bonus program after the Effective Date based on profitability, the terms of which will be determined at a later date.  These proposed employment arrangements were reviewed and approved by independent directors of FFE for purposes of Rule 14d-10 under the Exchange Act.  The amounts to be paid will be paid or granted as compensation for future services to be performed by such employees (and matters incidental thereto) and is not based on the number of Shares tendered or to be tendered in the Offer by the employee.

No current agreement or plan, whether express or implied, confers on any current or former employee of FFE or the Surviving Corporation or any of their respective subsidiaries or affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever.

13.             Certain Effects of the Offer.

Market for Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders.  Neither Purchaser nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ.  Shares held by officers or directors of FFE or their immediate families, or by any beneficial owner of 10% or more of such Shares, ordinarily will not be considered as being “publicly held” for this purpose.  According to FFE, as of July 16, 2013, 18,175,818 Shares were issued and outstanding.  If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ for continued listing and such listing is discontinued, the market for Shares could be adversely affected.

If the NASDAQ were to delist the Shares, it is possible that Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources.  The extent of the public market for Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below), and other factors.  We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of Shares or whether it would cause future market prices to be greater or less than the Offer Price.  Trading in Shares will cease upon the Effective Time if trading has not ceased earlier as discussed above.

After the consummation of the Offer and to the extent the Shares continue to be listed on the NASDAQ, FFE will likely qualify as a “controlled company,” as defined by the NASDAQ Rules, which means that FFE would be exempt from the requirement that the FFE Board be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the nominating and corporate governance committee and the compensation committee of the FFE Board.  The controlled company exemption does not modify the independence requirements for FFE’s audit committee.  See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — FFE Board of Directors.”  Following the purchase of Shares in the Offer and the satisfaction or waiver of the remaining conditions, we expect to consummate the Merger, following which no Shares will be publicly owned.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act.  As a result, FFE currently files periodic reports on account of the Shares.  Following the purchase of Shares in the Offer and the satisfaction of the remaining conditions, we expect to complete the Merger, after which the Shares will no longer be publicly owned.  Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and take steps to cause the suspension of all of FFE’s reporting obligations under the Exchange Act.  Pursuant to the rules of the SEC and the views expressed by the SEC staff, FFE may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) FFE is not otherwise required to furnish or file reports under the Exchange Act.  Such termination and suspension, once effective, would reduce the information that FFE must furnish to its shareholders and to the SEC.  The deregistration of the Shares, once effective, would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with shareholders’ meetings or actions in lieu of a shareholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to shareholders, no longer applicable with respect to the Shares.  In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to FFE.  Furthermore, the ability of FFE’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule

144A under the Securities Act of 1933, as amended, could be impaired or eliminated.  If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for margin securities.

Margin Regulations.  Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may not constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.             Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of FFE,” the Merger Agreement provides that, from the date of the Merger Agreement to the Acceptance Time, without the prior written approval of Purchaser, FFE will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.             Conditions to the Offer.

Notwithstanding any other terms or provisions of the Offer or the Merger Agreement, we will not be required to accept for payment, or subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may to the extent permitted by the Merger Agreement, delay acceptance or payment of or for, any Shares tendered pursuant to the Offer if:

•                  prior to the Expiration Time, the Minimum Condition shall not have been satisfied;

•                  the representations and warranties of FFE regarding its organization and power, corporate authorization, non-contravention, capitalization, voting, absence of certain changes, Rights Agreement, takeover statutes and brokers were not true and correct in all material respects as of the date of the Merger Agreement or are not true and correct in all material respects as of the Expiration Time as if made on and as of such Expiration Time (it being understood that for purposes of determining the accuracy of such representations and warranties, (i) all FFE Material Adverse Effect and other materiality qualifications in such representations and warranties shall be disregarded, and (ii) any update of or modification to the FFE disclosure letter provided to Purchaser made after the date of the Merger Agreement shall be disregarded);

•                  the other representations and warranties of FFE set forth in the Merger Agreement were not true and correct in all respects as of the date of the Merger Agreement or are not true and correct in all respects at and as of the Expiration Time as if made on and as of such Expiration Time, except as would not (in the aggregate) reasonably be expected to have an FFE Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all FFE Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the FFE disclosure letter provided to Purchaser made after the date of the Merger Agreement shall be disregarded, and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

•                  FFE has materially breached or failed to comply in all material respects with all covenants and obligations it is required to comply with or to perform under the Merger Agreement prior to the Expiration Time;

•                  the waiting period, if any, applicable to the offer under the Hart-Scott Rodino Act shall have failed to expire or otherwise not have been terminated;

•                  since the date of the Merger Agreement, there shall have occurred and be continuing an FFE Material Adverse Effect or an event shall have occurred or circumstances exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in an FFE Material Adverse Effect;

•                  there should have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or an action is taken, or any applicable law or order promulgated, entered, enforced, enacted or issued by any governmental authority which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger;

•                  there shall be pending or threatened in writing by a governmental authority any litigation which (i) challenges or seeks to prohibit or restrain the consummation of the Offer or the Merger, (ii) seeks to restrain or prohibit Purchaser’s or its affiliates’ ownership or operation of the business of FFE, or of Purchaser’s control persons or its affiliates, or to compel Purchaser or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of FFE or of Purchaser or its affiliates, (iii) seeks to impose or confirm material limitations on the ability of Purchaser or any of its affiliates to effectively exercise full rights of ownership of the Shares, or (iv) relates to the Offer or Merger or any transactions contemplated therein and seeks to obtain from us, Merger Sub, or FFE or their affiliates any damages or other relief in excess of available insurance and such excess damages or other relief, when added to any judgments in or settlements of legal proceedings pending against FFE since the date of the Merger Agreement in excess of the aggregate amounts reserved for said judgments and/or settled claims on FFE’s and its subsidiaries’ reserve reports as of June 30, 2013, exceed $750,000 in the aggregate;

•                  there shall be pending any litigation relating to the Offer, Merger, or any of the other transactions contemplated herein that assert claims for damages payable by us, Merger Sub, or FFE or any of their affiliates, directly or indirectly, that could reasonably be expected to result in a reasonable risk of damages in excess of available insurance;

•                  FFE shall not have provided Purchaser with a certificate, signed by an executive officer of FFE on behalf of FFE, to the effect that, as of such date, the second, third, fourth and sixth conditions described above have been satisfied;

•                  the following plans and agreements will not have been frozen or additional awards made thereunder: 1994 Incentive Bonus Plan, 2005 Non-Employee Director Restricted Stock Plan, Amended 2005 Executive Cash Bonus Plan, 2005 Stock Incentive Plan, Restated Wrap Plan, and the Discretionary Bonus Plan; and that the following plans and agreements have not been terminated: 1995 Non-Employee Director Stock Option Plan, 1992 Incentive and Non-Statutory Stock Option Plan, 1999 Executive Bonus and Phantom Stock Plan, Employee Stock Option Plan, 2002 Incentive and Nonstatutory Option Plan, Amended 2005 Executive Bonus and Restricted Stock Plan, Management Phantom Stock Plan, Executive Bonus and Phantom Stock Plan, Supplemental Executive Retirement Plan, and 1993 Supplemental Executive Retirement Plan;

•                  FFE’s Rights Agreement is not amended to exclude the transactions contemplated hereunder;

•                  any shareholder signing Tender and Voting Agreements with us shall breach the provisions thereof and such breach, if capable of being cured, shall not have been cured by or before three (3) business days prior to the Expiration Time;

•                  the Merger Agreement is validly terminated in accordance with its terms; or

•                  there shall have been judgments in or settlements of legal proceedings pending against FFE, in the aggregate in excess of $750,000 greater than the aggregate amounts reserved for said judgments and/or settled claims by the Company and its Subsidiaries as of June 30, 2013.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part at any time and from time to time, in our sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition) may be waived by or us in our sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.  Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.             Adjustments to Prevent Dilution.

In the event that, notwithstanding FFE’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of FFE”), between the date of the Merger Agreement and the Effective Time, FFE changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding, including as a result of any exercise of any rights under FFE’s Rights Agreement, the Offer Price and the consideration payable in the Merger shall be equitably adjusted.

17.             Certain Legal Matters; Regulatory Approvals.

General

We are not aware of any pending legal proceeding relating to the Offer as of July 19, 2013.  Based on our review of publicly available filings by FFE with the SEC and other information regarding FFE, we are not aware of any governmental license or regulatory permit that appears to be material to FFE’s business that might be adversely affected by our acquisition of Shares as contemplated in this Disclosure Document or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Disclosure Document.  However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to FFE’s business, or certain parts of FFE’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions.  See Section 15 — “Conditions to the Offer.”

State Takeover Statutes

A number of states (including Texas, where FFE is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, shareholders, principal executive offices or principal places of business therein.  To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws.

FFE is incorporated in Texas and is subject to Subchapter M of Chapter 21 of the TBOC.  In general, the Business Combination Law prevents an “affiliated shareholder” or its affiliates or associates from entering into or engaging in a “business combination” with an “issuing public corporation” during the three-year period immediately following the affiliated shareholder’s acquisition of shares unless: (1) before the date the person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares made by the affiliated shareholder on that date; or (2) not less than six months after the date the person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates at a meeting of shareholders called for that purpose.

For the purposes of the Business Combination Law, an “affiliated shareholder” is defined generally as a person who is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares.  A “business combination” is defined generally to include: (1) mergers or share exchanges with an affiliated shareholder; (2) dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock representing 10% or more of the earning power or net income of the corporation to an affiliated shareholder; (3) certain issuances or transaction by the corporation that would increase the affiliated shareholder’s number of shares of the corporation; (4) certain liquidations or dissolutions under any agreement with an affiliated shareholder; and (5) the direct or indirect receipt of tax credit, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation.

An “issuing public corporation” is defined generally as a Texas corporation with 100 or more shareholders of record, any voting shares registered under the Exchange Act, or any voting shares qualified for trading in a national securities exchange.

In accordance with the provisions of Section 21.606 of the TBOC, the FFE Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, as described in Section 10 above and, therefore, the restrictions of Subchapter M of Chapter 21 of the TBOC are inapplicable to the Merger and the transactions contemplated by the Merger Agreement, including the Offer.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any state takeover laws or regulations.  If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings.  In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger.  In such case, we may not be obligated to accept for payment or pay for any tendered Shares.  See Section 15 — “Conditions to the Offer.”

Antitrust Compliance

Under the Hart-Scott Rodino Antitrust Improvements Act of 1976 as amended (the “HSR Act”) and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.  We do not believe that the acquisition transactions described in the Offer are subject to the HSR Act because the filing and other dollar-denominated thresholds contained in the HSR Act, which would otherwise require certain information to be furnished to the Antitrust Division and certain waiting periods regarding the transactions to be consummated under the Offer, have not been met.  However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us.  We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of FFE (for purposes of the Exchange Act); it is anticipated that the Merger will be effected within one year following the consummation of the Offer; and, in the Merger, shareholders will receive the same price per Share as the Offer Price.

Rule 13e-3 under the Exchange Act would otherwise require, among other things, that certain financial information concerning FFE and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders be filed with the SEC and disclosed to shareholders before the completion of a transaction.

Appraisal Rights

No dissent or appraisal rights are available to the holders of Shares in connection with the Offer.  However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has voted against the Merger (unless no vote of the shareholders of FFE is required by the TBOC in connection with the Merger pursuant to the provisions of Section 10.006 of the TBOC) or has not consented to the Merger in writing if the Merger is to be approved by the written consent of the shareholders of FFE, and who otherwise complies with the applicable statutory provisions of Subchapter H of Chapter 10 of the TBOC will be entitled to demand fair value of such Shares.  At the Effective Time, all such Shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the Shares, except for the rights provided pursuant to the provisions of Subchapter H of Chapter 10 of the TBOC.  FFE is required to give us notice of any written demands to exercise dissenter’s rights with respect to any Shares, attempted withdrawals of such demands and any other instruments served on FFE pursuant to the TBOC.  We have the right to participate in negotiations and proceedings with respect to demands for fair value under the TBOC.  FFE will not offer to make or make any payment with respect to, or settle or offer to settle, any such demands for payment of the fair value of any such Shares without our prior written consent. This value may be more or less than, or the same as, the Offer Price.

Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the dissenter’s Shares, as of the day preceding the effective date of the Merger, required to be paid in cash to such dissenting holders for their Shares.  Any appreciation or depreciation in the value of the Shares occurring in anticipation of the Merger or as a result of the Merger must be specifically excluded from the computation of the fair value of the ownership interest.  In addition, such dissenting shareholders would be entitled to receive payment of interest accruing from the 91st day after the effective date of the Merger until the date of the judgment determining the fair value of their Shares.  In computing the fair value of the Shares, consideration must be given to the value of FFE as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability.  The appraiser appointed by the court to determine the fair value of the Shares is entitled to examine the books and records of FFE and may conduct investigations as the appraiser considers appropriate.  Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the dissenter’s Shares, including, among other things, asset values and earning capacity.  Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Merger consideration.

The foregoing summary of the rights of dissenting shareholders under the TBOC does not purport to be a complete statement of the procedures to be followed by FFE shareholders desiring to exercise any available dissent and appraisal rights.

The preservation and exercise of dissent and appraisal rights require strict adherence to the applicable provisions of the TBOC.  Failure to follow the steps required by the TBOC for perfecting dissent and appraisal rights may result in the loss of such rights.  You cannot exercise dissent or appraisal rights at this time.  The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated.  If you tender your Shares into the Offer, you will not be entitled to exercise dissent and appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Short-Form” Merger

Section 10.006 of the TBOC provides that, if a parent company directly or indirectly owns at least 90% of the issued and outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company or one of its other subsidiaries pursuant to the “short-form” merger procedures without prior notice to, or the approval or consent of, the other shareholders of the subsidiary.  In order to consummate the Merger pursuant to these provisions of the TBOC, we would have to directly or indirectly own at least 90% of the issued and outstanding Shares and contribute such shares to Merger Sub prior to the Merger.  If we are able to consummate the Merger pursuant to these provisions of the TBOC, the consummation of the Merger would take place as soon as practicable after the Acceptance Time, without any notice to or approval or consent of the other holders of Shares.  If we directly or indirectly own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, we, Merger Sub and FFE will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable in accordance with these “short-form” merger procedures set forth in Section 10.006 of the TBOC.

18.             Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer.  Each of the Depositary and the Information Agent will receive customary compensation, and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer.  Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

19.             Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.  However, we may, in our discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto.  In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by FFE pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the FFE Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and FFE may file amendments thereto.  The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Disclosure Document.

July 22, 2013	DUFF BROTHERS CAPITAL CORPORATION

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS AND

EXECUTIVE OFFICERS OF PURCHASER, MERGER SUB, AND THEIR CONTROL PERSONS

Purchaser and Merger Sub.  Set forth in the table below are the names and current principal occupation and material positions held during the past five years of each of the officers and directors of Purchaser and Merger Sub.  The business address of each officer and director of Purchaser and Merger Sub is 529 Industrial Park Rd., Columbia, MS 39429.

All directors and officers of the Purchaser and Merger Sub are United States citizens.

During the past five years, none of Purchaser or, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Thomas Milton Duff

Co-President and Director of Purchaser since its formation in 2013

Since 2003, indirect owner and Manager of Southern Tire Mart, LLC, a commercial tire dealer and retread manufacturer (same address as Purchaser)

Since 2008, indirect owner of KLLM Transport Services, LLC, a refrigerated truckload carrier, located at 134 Riverview Drive, Richland, MS 39218

Since 2012, indirect owner of T.L. Wallace Construction, Inc., a construction company, located at 800 Hwy 98 Bypass, Columbia, MS 39429

Since 2011, manager and indirect owner of Purvis Motors, LLC d/b/a Pine Belt Ford, a Ford dealership, located at 120 Highway 589, Purvis, MS 39475

Since 2008, indirect owner of Duff Real Estate, LLC, a real estate holding company (same address as Purchaser)

James Ernest Duff

Co-President and Director of Purchaser since its formation in 2013

Since 2003, indirect owner and Manager of Southern Tire Mart, LLC, a commercial tire dealer and retread manufacturer (same address as Purchaser)

Since 2008, indirect owner of KLLM Transport Services, LLC, a refrigerated truckload carrier, located at 134 Riverview Drive, Richland, MS 39218

Since 2012, indirect owner of T.L. Wallace Construction, Inc., a construction company, located at 800 Hwy 98 Bypass, Columbia, MS 39429

Since 2011, manager and indirect owner of Purvis Motors, LLC d/b/a Pine Belt Ford, a Ford dealership, located at 120 Highway 589, Purvis, MS 39475

Since 2008, indirect owner of Duff Real Estate, LLC, a real estate holding company (same address as Purchaser)

Name	Present Principal Occupation or Employment and Five-Year Employment History
Janet Price

Secretary and Treasurer of Purchaser and Secretary of Merger Sub since their formations in 2013

Since 2003, controller of Southern Tire Mart, LLC, a commercial tire dealer and retread manufacturer (same address as Purchaser)

James M. Richards, Jr.

President and Director of Merger Sub since its formation in 2013

Since 2008, President and CEO of KLLM Transport Services, LLC, a refrigerated truckload carrier, located at 134 Riverview Drive, Richland, MS 39218

2005-2008, Chief Operating Officer of KLLM Transport Services, LLC

Terry W. Thornton

Chief Financial Officer, Treasurer, and Director of Merger Sub since its formation in 2013

Since 2011, Chief Financial Officer of KLLM Transport Services, LLC, a refrigerated truckload carrier, located at 134 Riverview Drive, Richland, MS 39218

2008-2011, Director of Finance at Windward Petroleum, a lubricants distributor, located at 1064 Goffs Falls Road, Manchester, NH 03103

The owners of the Purchaser are the Thomas Milton Duff Amended and Restated Trust Agreement and the James Ernest Duff Amended and Restated Trust Agreement.  The trustee of the Thomas Milton Duff Amended and Restated Trust Agreement is Thomas Milton Duff (See information above).  The trustee of the James Ernest Duff Amended and Restated Trust Agreement is James Ernest Duff (See information above).  Both trusts own various entities with significant operations in the commercial tire and transportation industries.  The mailing address for the trusts is 529 Industrial Park Rd., Columbia, MS 39429.  Neither trust has been convicted in a criminal proceeding excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities law, or a finding of any violation of U.S. federal or state securities laws.

The Depositary for the Tender Offer is:

Registrar and Transfer Company

If delivering by mail:	If delivering by hand or overnight delivery:
Registrar and Transfer Company Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, NJ 07016	Registrar and Transfer Company Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, NJ 07016

The Information Agent may be contacted at the address and telephone number listed below for questions and/or requests for additional copies of this Disclosure Document, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.  Such copies will be furnished promptly at the Purchaser’s expense.

The Information Agent for the Offer is:

12 Commerce Drive

Cranford, NJ 07016

Call Toll-Free:  (855) 706-2384